EXHIBIT 4.1

landsea Homes corporation,

as Issuer

THE GUARANTORS from time to time party hereto,

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

INDENTURE

Dated as of April 1, 2024

8.875% Senior Notes Due 2029

i

ARTICLE 4

COVENANTS

Rule 144A/Regulation S Appendix

Exhibit 1 – Form of Initial Note

Exhibit 2 – Form of Transferee Letter of Representation

Exhibit A – Form of Notation of Guarantee

Exhibit B – Form of Supplemental Indenture

INDENTURE dated as of April 1, 2024, among LANDSEA HOMES CORPORATION, a Delaware corporation (the “Company”), the Guarantors (as hereinafter defined) that from time to time become parties to this Indenture and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Initial Notes and any Additional Notes:

Article 1
DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions.

“Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (2) with respect to the Company or any Restricted Subsidiary, any Indebtedness of a Person (other than the Company or a Restricted Subsidiary) existing at the time such Person is merged with or into the Company or a Restricted Subsidiary, or Indebtedness expressly assumed by the Company or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

“Additional Assets” means (1) any property, plant or equipment to be used by the Company or any of the Restricted Subsidiaries in a Permitted Business; (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clause (2) or (3) of this definition is primarily engaged in a Permitted Business.

“Additional Notes” means Notes issued under this Indenture after the Issue Date and in compliance with Sections 2.13 and 4.03, it being understood that any Notes issued in exchange for or replacement of any Initial Note shall not be an Additional Note.

“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of Sections 4.04, 4.06 and 4.07, Affiliates shall be deemed to include, with respect to any Person, any other Person (1) which beneficially owns or holds, directly or indirectly, 10% or more of any class of the Voting Stock of the referent Person, (2) of which 10% or more of the Voting Stock is beneficially owned or held, directly or indirectly, by the referent Person or (3) with respect to an individual, any immediate family member of such Person. For purposes of this definition, “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Premium” means with respect to a Note at any redemption date, the greater of (1) 1.00% of the principal amount of such Note and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of such Note on April 1, 2026 (such redemption price being described in Section 3.07, exclusive of any accrued and unpaid interest) plus (ii) all required remaining scheduled interest payments due on such Note through April 1, 2026 (but excluding accrued and unpaid interest to, but excluding, the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note on such redemption date. The Trustee shall have no obligation to calculate or verify the calculation of the Applicable Premium.

“Approved Commercial Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000.0 million.

“Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary or shall be merged with or into the Company or any Restricted Subsidiary, or (2) the acquisition by the Company or any Restricted Subsidiary of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Company or any Restricted Subsidiary to any Person other than the Company or any Restricted Subsidiary (including by means of a Sale and Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets (including Equity Interests) of the Company or any of its Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term “Asset Sale” shall not include:

(1)           transfers of cash or Cash Equivalents;

(2)           transfers of assets (including Equity Interests) that are governed by, and made in accordance with, Section 5.01;

(3)           Permitted Investments and Restricted Payments permitted under Section 4.04;

(4)           the creation or realization of any Permitted Lien;

(5)           transactions in the ordinary course of business, including dedications and other donations to governmental authorities, sales (directly or indirectly), leases, sales and leasebacks and other dispositions of (A) homes, improved land and unimproved land, whether in single or multiple lots, (B) real estate (including related amenities and improvements), whether in single or multiple lots and (C) Equity Interests of a Subsidiary, the assets of which consist entirely of amenities and improvements related to real estate, such as golf courses, and real estate underlying such amenities and improvements;

(6)           dispositions of mortgage loans and related assets and mortgage-backed securities in the ordinary course of a mortgage lending business;

(7)           any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $5.0 million;

(8)           the surrender or waiver of contractual rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(9)           the settlement or early termination of any Permitted Bond Hedge Transaction and the settlement or early termination of any related Permitted Warrant Transaction;

(10)         any Permitted SPAC Warrant Transaction;

(11)         the disposition of assets or property that are obsolete or that are no longer useful in the conduct of the business of the Company and/or any Restricted Subsidiaries;

(12)         an issuance of Equity Interests of the Company or by a Restricted Subsidiary to the Company or to a Restricted Subsidiary;

(13)         any sale of property or assets, to the extent the acquisition of such property or assets was financed with Excluded Contributions and the proceeds of such sale are used to make a Restricted Payment;

(14)         a transaction involving the sale, transfer or disposition of Equity Interests or indebtedness of, or the sale, transfer or disposition of assets in, an Unrestricted Subsidiary;

(15)         dispositions of real estate inventory in the ordinary course of business and consistent with past practice (but, for the avoidance of doubt, in each case, excluding the sale of any business unit or division or all or substantially all the assets of the Company or any Restricted Subsidiaries, determined on a consolidated basis); and

(16)       dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property.

“Attributable Indebtedness,” when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to the Company’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of any Capitalized Lease included in any such Sale and Leaseback Transaction.

“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Board of Directors” means the board of directors of the Company or any committee thereof duly authorized to act on behalf of such board or, in the case the Company is not a corporation, the group exercising the authority generally vested in a board of directors of a corporation.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York, New York, or the place of payment of the Notes in the United States are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests (including partnership or membership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP. Notwithstanding the foregoing, for purposes of determining compliance with any provision of this Indenture, the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, and any such lease that would have been treated as an operating lease under GAAP as in effect on December 31, 2015 will be deemed not to represent a Capitalized Lease Obligation or Indebtedness.

“Cash Equivalents” means: (1) marketable obligations with a maturity of one year or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; (2) demand and time deposits and certificates of deposit or acceptances with a maturity of one year or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250.0 million and is assigned at least a “B” rating by Thomson Financial BankWatch; (3) commercial paper maturing no more than 365 days from the date of creation thereof issued by a corporation that is not the Company or an Affiliate of the Company, and is organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by S&P Global Ratings or at least P-1 by Moody’s; (4) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clause (1) of this definition entered into with any commercial bank meeting the specifications of clause (2) of this definition; (5) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (4) of this definition; and (6) cash held at a title company for closings occurring after wire cut off at month end, but reasonably expected to be wired to the Company within one Business Day.

“Change of Control” means the occurrence of any of the following events:

(1)           the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (for the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of a Person held by any other Person (the “parent entity”), if such other person is the beneficial owner (as defined above in this clause (1)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity); provided, that the consummation of any such transaction resulting in such person owning more than 50% of the total voting power of the Voting Stock of the Company will not be considered a Change of Control if (a) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (b) immediately following such transaction, (x) the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Company’s Voting Stock immediately prior to such transaction or (y) no person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company, other than a Permitted Holder;

(2)           the sale, assignment, conveyance, transfer, lease or other disposition (other than by way of a merger or consolidation ), in one or a series of related transactions of all or substantially all of the assets of the Company and the Restricted Subsidiaries (determined on a consolidated basis) taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Restricted Subsidiary or one or more Permitted Holder other than a transaction following which each transferee becomes an obligor or a Guarantor in respect of the Notes; or

(3)           the members or stockholders, as applicable, of the Company adopt a plan or proposal for liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Consolidated Amortization Expense” for any period means the amortization expense of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Cash Flow Available for Fixed Charges” for any period means, without duplication, the sum of the amounts for such period of:

(1)           Consolidated Net Income; plus

(2)            in each case only to the extent deducted in determining Consolidated Net Income:

(a)           Consolidated Income Tax Expense;

(b)           Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense);

(c)           Consolidated Depreciation Expense;

(d)           Consolidated Interest Expense and interest and other charges amortized to “cost of sales;”

(e)            all other non-cash items reducing the Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period;

(f)            any expenses or charges related to any Equity Offering of the Company, non-ordinary course Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Indenture (including the issuance of the Notes), including a refinancing thereof (whether or not successful) or the early extinguishment of such Indebtedness and any amendment or modification to the terms of any such transactions;

(g)           any charges resulting from the application of Accounting Standards Codification Topic 805 “Business Combinations,” Accounting Standards Codification Topic 350 “Intangibles—Goodwill and Other,” Accounting Standards Codification Topic 360-10-35-15 “Impairment or Disposal of Long-Lived Assets” (other than with respect to impairments or write-offs of inventory), Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” or Accounting Standards Codification Topic 820 “Fair Value Measurements and Disclosures;”

(h)           any unrealized net gain or loss resulting in such period from Hedging Obligations or other derivative instruments;

(i)            any non-cash impairment charge or asset write-off, in each case pursuant to GAAP;

(j)            any (a) non-cash compensation charges, (b) non-cash costs or expenses resulting from stock option plans, employee benefit plans, compensation charges or post-employment benefit plans, or grants or awards of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights and (c) write-offs or write-downs of goodwill; and

(k)           any charges, costs and expenses incurred pursuant to actions taken or required to be taken in connection with COVID-19 or similar pandemics, in each case determined on a consolidated basis in accordance with GAAP, minus

(3)            the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period.

“Consolidated Depreciation Expense” for any period means the depreciation expense of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means the ratio of Consolidated Cash Flow Available for Fixed Charges during the most recent four consecutive full fiscal quarters for which internal financial statements are available (the “Four-Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) to Consolidated Interest Incurred for the Four-Quarter Period. For purposes of this definition, Consolidated Cash Flow Available for Fixed Charges and Consolidated Interest Incurred shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)            the incurrence of any Indebtedness, the inclusion of any Indebtedness on the balance sheet or the issuance of any preferred stock, in each case of the Company or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment, repurchase, defeasance or other discharge or the assumption by another Person that is not an Affiliate (collectively, “repayment”) of other Indebtedness or redemption of other preferred stock (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period;

(2)           any Asset Sale or Asset Acquisition (including any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow Available for Fixed Charges (including any pro forma expense and cost reductions calculated pursuant to the third paragraph of this definition)) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition or other disposition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period;

(3)           any Person that is a Restricted Subsidiary on the Transaction Date will be deemed to have been a Restricted Subsidiary at all times during such Four-Quarter Period;

(4)           any Person that is not a Restricted Subsidiary on the Transaction Date will be deemed not to have been a Restricted Subsidiary at any time during such Four-Quarter Period; and

(5)            the Consolidated Cash Flow Available for Fixed Charges and the Consolidated Interest Incurred attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded.

If the Company or any Restricted Subsidiary directly or indirectly guarantees Indebtedness of a third Person (other than a Restricted Subsidiary, in the case of the Company, or the Company or another Restricted Subsidiary, in the case of a Restricted Subsidiary), the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Company or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

If since the beginning of the Four-Quarter Period and on or prior to the Transaction Date, any Person (A) shall have become a Restricted Subsidiary or was merged with and into the Company or any Restricted Subsidiary and (B) shall have incurred any Indebtedness or discharged any Indebtedness or made any Asset Sale or disposition of any Asset Acquisition that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary during such period, Consolidated Cash Flow Available for Fixed Charges and Consolidated Interest Incurred for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company. Any pro forma calculations made pursuant to this definition may include adjustments appropriate, in the reasonable determination of the Company, to reflect (1) in the case of any pro forma event, the effect of run-rate cost savings, operating expense reductions and other operating improvements (including the entry into any contract or arrangement) or synergies that have been realized or for which necessary steps have been taken or are reasonably expected to be taken within 24 months of the date of such pro forma event (calculated on a pro forma basis as though such cost savings, operating expense reductions and other operating improvements or synergies had been realized on the first day of such period); provided that the aggregate amount added in respect of this clause (1) shall not exceed, with respect to any Four-Quarter Period, 25% of Consolidated Cash Flow Available for Fixed Charges and (2) all adjustments of the type and nature used in connection with the calculation of “EBITDA” and “Adjusted EBITDA” as set forth in the footnotes under “Summary—Summary Historical and Pro Forma Financial Information and Other Data of Landsea Homes” in the Final Offering Memorandum, to the extent such adjustments, without duplication, continue to be applicable to such Four-Quarter Period.

In calculating Consolidated Interest Incurred for purposes of determining the denominator (but not the numerator) of this Consolidated Fixed Charge Coverage Ratio:

(1)            interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on this Indebtedness in effect on the Transaction Date;

(2)            if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(3)            notwithstanding clauses (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements with a term of at least one year after the Transaction Date relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

“Consolidated Income Tax Expense” for any period means the provision for taxes of the Company and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Indebtedness” means, as of any date, the total Indebtedness of the Company and the Restricted Subsidiaries as of such date, determined on a consolidated basis.

“Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense (other than interest and other charges amortized to “cost of sales”) of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including, without duplication,

(1)            imputed interest on Capitalized Lease Obligations and Attributable Indebtedness,

(2)            commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings,

(3)            the net costs associated with Hedging Obligations,

(4)           amortization of debt issuance costs, debt discount or premium and other financing fees and expenses; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense,

(5)            the interest portion of any deferred payment obligations,

(6)           all other non-cash interest expense; provided, however, that any non-cash interest expense or income attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instrument pursuant to GAAP shall be excluded from the calculation of Consolidated Interest Expense,

(7)           all interest payable with respect to discontinued operations, and

(8)           all interest on any Indebtedness of any other Person (other than a Restricted Subsidiary, in the case of the Company, or the Company or another Restricted Subsidiary, in the case of a Restricted Subsidiary) guaranteed by the Company or any Restricted Subsidiary.

“Consolidated Interest Incurred” for any period means the sum, without duplication, of (1) Consolidated Interest Expense and (2) interest capitalized for such period (including interest capitalized with respect to discontinued operations but not including interest or other charges amortized to “cost of sales”).

“Consolidated Net Income” for any period means the net income (or loss) of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(1)            the net income (or loss) of any Person (other than the Company or a Restricted Subsidiary) in which any Person other than the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Company or any of its Restricted Subsidiaries during such period;

(2)            for the purposes of calculating the Restricted Payments Basket only, except to the extent includible in the Consolidated Net Income of the Company pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Company or any Restricted Subsidiary;

(3)            for the purposes of calculating the Restricted Payments Basket only, the net income of any non-Guarantor Restricted Subsidiary during such period to the extent that (and only so long as) the declaration or payment of dividends or similar distributions by such non-Guarantor Restricted Subsidiary of that income is not prohibited by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period;

(4)            for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the Company by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

(5)            any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Company or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Company or any Restricted Subsidiary or (b) any Asset Sale by the Company or any Restricted Subsidiary;

(6)            any extraordinary gain (or extraordinary loss), together with any related provision for taxes on any such extraordinary gain (or the tax effect of any such extraordinary loss), realized by the Company or any Restricted Subsidiary during such period; and

(7)            litigation costs and expenses for non-ordinary course litigation.

In addition, any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to Section 4.04(a)(3)(D) or decreased the amount of Investments outstanding pursuant to clauses (21) or (22) of the definition of “Permitted Investments” shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

“Consolidated Tangible Assets” means, as of any date, the total amount of assets of the Company and the Restricted Subsidiaries on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less Intangible Assets.

“Consolidated Tangible Net Worth” means, with respect to any Person as of any date the sum of (a) consolidated total assets of such Person; minus (b) intangible assets (goodwill, patents, trademarks, trade names, organizational expense, treasury stock, monies due from affiliates, officers, directors or shareholders of such Person and other intangibles); minus (c) the aggregate principal amount of all Indebtedness of such Person and its Subsidiaries, in each case in the amount that would be reflected on a balance sheet prepared at such date, determined on a consolidated basis in accordance with GAAP.

“Convertible Indebtedness” means Indebtedness of the Company (which may be guaranteed by the Guarantors) permitted to be incurred under the terms of this Indenture that is either (a) convertible or exchangeable into common stock of the Company or a parent of the Company (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of the Company or a parent of the Company and/or cash (in an amount determined by reference to the price of such common stock).

“Credit Facilities” means one or more debt facilities (including, without limitation, the Revolving Credit Facility), indentures or commercial paper facilities, in each case, with banks or other lenders or investors or credit providers or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), bankers acceptances, letters of credit or issuances of debt securities, including any related notes, guarantees, collateral documents, instruments, documents and agreements executed in connection therewith and in each case, as amended, restated, modified, renewed, extended, supplemented, restructured, refunded, refinanced, replaced in any manner (whether upon or after termination or otherwise) or in part from time to time, in one or more instances and including any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders), including one or more separate instruments or facilities, in each case, whether any such amendment, restatement, modification, renewal, extension, supplement, restructuring, refunding, replacement or refinancing occurs simultaneously or not with the termination or repayment of a prior Credit Facility.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Performance References.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or any of the Restricted Subsidiaries in connection with an Asset Sale that is designated as “Designated Non-cash Consideration” pursuant to an Officer’s Certificate, setting forth the basis of such valuation.

“Designation” has the meaning given to this term Section 4.11. “Designate” and “Designated” shall have correlative meanings.

“Directly Related Assets” means, with respect to any particular property, assets directly related thereto or derived therefrom, such as proceeds (including insurance proceeds), products, rents, and profits thereof and improvements and accessions thereto.

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by their terms, or by the terms of any related agreement or of any security into which they are convertible, puttable or exchangeable, are, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that are not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided further, however, that any Equity Interests that would constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Company to redeem such Equity Interests upon the occurrence of a change in control occurring prior to the final maturity date of the Notes shall not constitute Disqualified Equity Interests if the change in control provisions applicable to such Equity Interests are no more favorable to such holders than the provisions in Section 4.10 and such Equity Interests specifically provide that the Company will not redeem any such Equity Interests pursuant to such provisions prior to the Company’s purchase of the Notes as required pursuant to Section 4.10. The Permitted SPAC Warrants shall not be considered Disqualified Equity Interests.

“DTC” or “Depository” means The Depository Trust Company or any successor securities clearing agency.

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person but excluding from all of the foregoing any debt securities convertible into Equity Interests or cash based on the value of such Equity Interests.

“Equity Offering” means public or private equity offering or sale after the Issue Date of Qualified Equity Interests.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Contribution” means the aggregate net cash proceeds and/or Fair Market Value of marketable securities or the Fair Market Value of any assets to be used in a Permitted Business or Equity Interests of a Person engaged in a Permitted Business (provided that such Person becomes a Restricted Subsidiary of the Company or such Person is merged or consolidated into the Company or any of the Restricted Subsidiaries) received by the Company either (i) as contributions to the common equity of the Company after the Issue Date or (ii) received by the Company from the issuance and sale (other than to a Subsidiary of the Company or to an employee stock ownership plan, option plan or similar trust) of Qualified Equity Interests after the Issue Date, in each case designated as Excluded Contributions by an Officer’s Certificate of the Company on or prior to the date such contributions were made, and in each case, that are excluded from the calculation set forth in Section 4.04(a)(3).

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would reasonably expected to be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by the Board of Directors or a duly authorized committee thereof, as evidenced by a resolution of such board or committee.

“Final Offering Memorandum” means the final offering memorandum dated March 19, 2024 for the sale of the Notes by the Company.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time. Notwithstanding any other provision contained in this Indenture, the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of “Capitalized Lease Obligations.”

“GP Indebtedness” means as of any date the amount of the liability of the Company or any of its Restricted Subsidiaries in its capacity as a general partner for the Indebtedness of a partnership or Joint Venture after subtracting the Fair Market Value as of such date of the assets of such partnership or Joint Venture that secure such Indebtedness.

“guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person: (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part). “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

“Guarantors” means each Person that is required to become a Guarantor by the terms of this Indenture, and their respective successors and assigns, in each case, until such Person is released from its Note Guarantee.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to (1) any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in interest rates, (2) agreements or arrangements designed to protect such Person against fluctuations in foreign currency exchange rates in the conduct of its operations, or (3) any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices, in each case entered into in the ordinary course of business for bona fide hedging purposes and not for the purpose of speculation.

“Holder” means any registered holder, from time to time, of the Notes.

“Housing Unit” means a detached or attached home (including a townhouse or condominium) owned by the Company or a Subsidiary of the Company (i) which is completed or for which there has been a start of construction and (ii) which has been or is being constructed on any real estate which immediately prior to the start of construction constituted a Lot.

“Impositions” means any and all of the following:

(1)            real property taxes and assessments (general and special) assessed against or imposed upon or in respect of any of real estate inventory or Obligations;

(2)            personal property taxes assessed against or imposed upon or in respect of any of real estate inventory or Obligations;

(3)           other taxes and assessments of any kind or nature that are assessed or imposed upon or in respect of real estate inventory or that would reasonably be expected to result in a Lien upon any such real estate inventory (including non-governmental assessments, levies, maintenance and other charges whether resulting from covenants, conditions, and restrictions or otherwise, water and sewer rents and charges, assessments on any water stock, utility charges and assessments, and owner association dues, fees, and levies);

(4)            taxes or assessments on any real estate inventory in lieu of or in addition to any of the foregoing; and

(5)            taxes on income, revenues, rents, issues, and profits, and franchise taxes.

“incur” means, with respect to any Indebtedness or obligation, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness or obligation; provided that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary or at the time such Person merged with or into the Company or a Restricted Subsidiary shall be deemed to have been incurred at such time and (2) neither the accrual of interest nor the accretion of original issue discount shall be deemed to be an incurrence of Indebtedness.

“Indebtedness” of any Person at any date means, without duplication:

(1)           all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(2)           all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)           all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto);

(4)           all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services;

(5)           the maximum fixed redemption or repurchase price of all Disqualified Equity Interests of such Person;

(6)           all Capitalized Lease Obligations of such Person;

(7)           all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(8)           all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that (i) Indebtedness of the Company or its Subsidiaries that is guaranteed by the Company or the Company’s Subsidiaries shall be counted only once in the calculation of the amount of Indebtedness of the Company and its Subsidiaries on a consolidated basis and (ii) only the liabilities relating to any such guarantee that are recorded as liabilities, or required (in accordance with GAAP) to be recorded as liabilities, on the balance sheet of such Person shall be considered Indebtedness of such Person (it being understood that any increase in liabilities recorded or required to be recorded on such Person’s balance sheet shall be deemed to be an “incurrence” of Indebtedness by such Person at the time of such increase);

(9)            all Attributable Indebtedness; and

(10)          to the extent not otherwise included in this definition, Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the net termination values of such agreements or arrangements giving rise to such obligations that would be payable by such Person at such time).

Notwithstanding the foregoing, the following shall not be considered Indebtedness: (a) earn-outs or similar profit sharing or participation arrangements provided for in acquisition agreements which are determined on the basis of future operating earnings or other similar performance criteria (which are not determinable at the time of acquisition) of the acquired assets or entities, (b) accrued expenses, trade payables, customer deposits or deferred income taxes arising in the ordinary course of business, (c) completion guarantees entered into in the ordinary course of business, (d) obligations in respect of district improvement bonds pertaining to roads, sewers and other infrastructure, and (e) Indebtedness that has been discharged or defeased in accordance with its governing documents.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described in this definition, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7) of this definition, the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured; provided, however, that the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time, as determined in accordance with GAAP. For purposes of clause (5) of this definition, the “maximum fixed redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to this Indenture. In the case of any loan to value maintenance agreement (or similar agreement) by which the Company or any Restricted Subsidiary agrees to maintain for a joint venture a maximum ratio of indebtedness outstanding to value of collateral property, only amounts owing by the Company or the Restricted Subsidiary (or which would be owing upon demand of the lender) at such date under such agreements will be included in Indebtedness.

Notwithstanding anything to the contrary in the foregoing, Permitted SPAC Warrants shall not be considered Indebtedness.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Board of Directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Company and its Affiliates; provided, however, that the prior rendering of service to the Company or an Affiliate of the Company shall not, by itself, disqualify the advisor.

“Initial Notes” means $300,000,000 aggregate principal amount of 8.875% Senior Notes Due 2029 issued on the Issue Date.

“Intangible Assets” means, with respect to any Person, all goodwill, patents, trademarks, service marks, trade names, copyrights, organization or development expenses and all other items which would be treated as intangibles on the consolidated balance sheet of such Person prepared in accordance with GAAP.

“interest” means, with respect to the Notes, interest on the Notes.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch Ratings, Inc. and BBB- (or the equivalent) by S&P Global Ratings, or any other equivalent investment grade rating by any Rating Agency.

“Investments” of any Person means, without duplication:

(1)           all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

(2)           all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person;

(3)           all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP; and

(4)            the Designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of any Investment pursuant to clause (4) of this definition shall be the Designation Amount determined in accordance with Section 4.11. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary not sold or disposed of, which amount shall be determined by the Board of Directors. Notwithstanding the foregoing, redemptions of Equity Interests of the Company shall be deemed not to be Investments.

“Involuntary Liens” means any Lien (for clarity, to include mechanic’s and materialmen’s liens) securing the payment of money or the performance of any other obligation created involuntarily under any law and any claim of any such Lien.

“Issue Date” means April 1, 2024.

“Joint Venture” means a corporation, limited liability company, partnership or other entity engaged in a Permitted Business (other than an entity constituting a Subsidiary of the Company) in which the Company or any of its Restricted Subsidiaries owns, directly or indirectly, at least 20% of the Equity Interests.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York or a place of payment.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than cautionary filings in respect of operating leases).

“Limited Condition Acquisition” means any acquisition or other Investment, including by way of merger, amalgamation, consolidation, other business combination or the acquisition of Capital Stock, by the Company or one or more of the Restricted Subsidiaries, with respect to which the Company or such Restricted Subsidiaries have entered into an agreement or which the Company or such Restricted Subsidiaries are otherwise contractually committed to consummate and the consummation of which is not conditioned upon the availability of, or on obtaining, financing from a third party non-Affiliate.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/ or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Lots” means all land owned by the Company or a Subsidiary of the Company which is zoned by the applicable governmental authority having jurisdiction for construction and use as Housing Units.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Equity Interests of the Company or the common equity interests of a parent company of the Company, as applicable, on the date of the declaration of a Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of such common Equity Interests of the Company or the common equity interests of such parent company on the principal securities exchange on which such common Equity Interests of the Company or the common equity interests of such parent company are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Model Home Unit” means a completed Housing Unit to be used as a model home in connection with the sale of Housing Units in a residential housing project.

“Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, net of

(1)            brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) of such Asset Sale;

(2)           provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3)           amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

(4)            payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale; and

(5)           appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

“Net Short” means, with respect to a Holder or beneficial owner of Notes, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Company or any Guarantor immediately prior to such date of determination.

“Non-Recourse Indebtedness” with respect to any Person means Indebtedness of such Person for which (1) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired with the proceeds of such Indebtedness or such Indebtedness was incurred within 365 days after the acquisition of such property and (2) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness. Indebtedness that is otherwise Non-Recourse Indebtedness will not lose its character as Non-Recourse Indebtedness because there is recourse for (a) environmental warranties or indemnities, (b) indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the obligor from secured assets to be paid to the lender, waste and mechanics liens or (c) similar customary “bad-boy” guarantees.

“Note Guarantee” means the guarantee by each Guarantor of the Company’s obligations under this Indenture and the Notes, pursuant to the provisions of this Indenture.

“Obligations” means with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

“Officer” of any Person means any of the following of such Person: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

“Officer’s Certificate” of any Person means a certificate signed by an Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Pari Passu Indebtedness” means any Indebtedness of the Company or any Guarantor that ranks pari passu as to payment with the Notes or the Note Guarantee of such Guarantor, as applicable.

“Performance References” means the Company or any one or more of the Guarantors.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the common stock of the Company or a parent of the Company purchased by the Company or such parent in connection with the issuance of any Convertible Indebtedness; provided that the purchase price paid by the Company or such parent for such Permitted Bond Hedge Transaction, less the proceeds received by or contributed to the Company from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by or contributed to the Company from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Business” means the businesses engaged in by the Company and its Subsidiaries on the Issue Date and businesses that are reasonably related thereto or reasonable extensions thereof.

“Permitted Business Investments” means Investments and expenditures made in the ordinary course of a Permitted Business as a means of acquiring or developing land or constructing residential communities through agreements, transactions, interests or arrangements that, among other things, permit a Person to share (or have the effect of sharing) risks or costs, to participate in (or have the effect of participating in) the economics of residential development projects or to comply with any regulatory agreements or requirements Investments in the form of or pursuant to joint development agreements, partnership agreements, limited liability company agreements, trust agreements, joint venture agreements or other similar agreements with third parties.

“Permitted Holders” means:

(i)             Landsea Group Co Ltd. and its Affiliates and Subsidiaries;

(ii)            Martin Tian Ming, his spouse and lineal descendants (including adopted children and their lineal descendants) or any Person controlled, directly or indirectly, by, or trust or similar estate planning vehicle established exclusively for the benefit of, any of such Persons;

(iii)           any Person or any of the Persons who were a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) whose ownership of assets or Voting Stock has triggered a Change of Control in respect of which a Change of Control Offer has been made and all Notes that were tendered therein have been accepted and paid;

(iv)           any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing beneficially own, without giving effect to the existence of such group or any other group, more than 50.0% of the total voting power of the aggregate Voting Stock of the Company held directly or indirectly by such group; and

(v)           any members of a group described in clause (iv) of this definition for so long as such Person is a member of such group.

“Permitted Investment” means:

(1)            Investments by the Company or any Restricted Subsidiary in (a) the Company or any Guarantor or (b) any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Company or a Restricted Subsidiary, and, in each case, any Investment held or committed to by such Person at the time of such acquisition, merger, consolidation or transfer; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

and any extension, modification or renewal of any such Investment, but only to the extent such extension, modification or renewal does not involve additional advances, contributions or other Investments of cash or other assets, or other increases thereof (other than as a result of the appreciation, accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the date such Person was acquired);

(2)            Investments in the Company by any Restricted Subsidiary;

(3)            loans and advances to directors, employees and officers of the Company and the Restricted Subsidiaries for bona fide business purposes and to purchase Equity Interests of the Company not in excess of $2.0 million at any one time outstanding;

(4)            Hedging Obligations incurred pursuant to Section 4.03(b)(4);

(5)            Cash Equivalents;

(6)            receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(7)            Investments received (i) in compromise, settlement or resolution of obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement, including foreclosure, perfection or enforcement of any Lien, upon the bankruptcy or insolvency of such trade creditors or customers, (ii) in compromise, settlement or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates or (iii) as a result of a foreclosure by the Company or any Restricted Subsidiary of any Lien;

(8)            Investments made by the Company or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 4.06;

(9)            Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and other similar deposits in the ordinary course of business;

(10)          Investments made by the Company or a Restricted Subsidiary for consideration consisting only of Qualified Equity Interests;

(11)         stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(12)          Investments in existence on the Issue Date and any extension, modification or renewal of such Investments or any Investments made with the proceeds of any disposition of any such Investments, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the appreciation, accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(13)          guarantee obligations, including completion guarantee or indemnification obligations (other than for the payment of borrowed money) entered into in the ordinary course of business;

(14)          Permitted Bond Hedge Transactions which constitute Investments;

(15)          the Designation of a Subsidiary as an Unrestricted Subsidiary in accordance with Section 4.11;

(16)          Permitted Business Investments so long as immediately after giving effect to such Investment, the Company could incur at least $1.00 of additional Indebtedness pursuant to the Ratio Exception on a pro forma basis;

(17)          extensions of trade credit, asset purchases (including purchases of inventory (including lots) (provided that purchases of inventory may be made through bulk purchases, staged drawdowns, purchase options and exercise thereof, release deposits (whether structured as loans, non-escrow deposits or otherwise) or in any manner that is or becomes customary in a Permitted Business), supplies and materials) and the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(18)         guarantees issued in accordance with Section 4.03;

(19)         obligations (but not payments thereon) with respect to homeowners association obligations, community facility district bonds, metro district bonds, mello-roos bonds and subdivision improvement bonds and similar bonding requirements arising in the ordinary course of business of a homebuilder;

(20)          Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in the joint venture arrangements and similar binding arrangements in the ordinary course of business;

(21)          Investments by the Company or any Restricted Subsidiary in Joint Ventures and Unrestricted Subsidiaries engaged in a Permitted Business at any one time outstanding not to exceed the greater of (a) $95.0 million and (b) 6.0% of Consolidated Tangible Assets determined at the time of such Investment (with each Investment being valued as of the date made and without regard to subsequent changes in value);

(22)         other Investments in an aggregate amount at any one time outstanding not to exceed the greater of $65.0 million and 4.0% of Consolidated Tangible Assets determined at the time of such Investment (with each Investment being valued as of the date made and without regard to subsequent changes in value);

(23)          Investments in real estate inventory owned by the Company or any Restricted Subsidiary and the construction of Housing Units thereon;

(24)         acquisitions of real property, or real property construction, improvement or development, in each case, undertaken by the Company or any Restricted Subsidiary in the ordinary course of business and consistent with past practice (whether or not such construction or development, as applicable, is undertaken on land owned by the Company or any Restricted Subsidiary);

(25)         any Investment to effect any land bank arrangement or similar transaction in the ordinary course of business (including without limitation any transaction, joint venture or similar ownership arrangement), in each case, designed and consummated solely to permit the Company or a Restricted Subsidiary to engage in a Permitted Business in accordance with Florida Senate Bill 264 (CS/CS/SB 264), codified at Chapter No. 2023-33, Laws of Florida or such other similar laws; and

(26)         asset purchases (including purchases of inventory, including lots (provided, that purchases of inventory may be made through bulk purchases, staged drawdowns, purchase options and exercise thereof, release deposits (whether structured as loans, non-escrow deposits or otherwise) or in any manner that is or becomes customary in a Permitted Business), supplies and materials) and the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business and consistent with past practice.

The amount of Investments outstanding at any time pursuant to clauses (21) and (22) above shall be deemed to be reduced:

(A)          upon the disposition or repayment of or return on any Investment made pursuant to clauses (21) and (22) above, by an amount equal to the return of capital with respect to such Investment to the Company or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes; and

(B)           upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Company’s proportionate interest in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clauses (21) or (22) above.

“Permitted Liens” means the following types of Liens:

(1)            (a) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business and (b) Liens for taxes, assessments or governmental or quasi-governmental charges or claims, in either case, for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(2)            Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds, development obligations, progress payments, utility services, developer’s or other obligations to make on-site or off-site improvements and other similar obligations (exclusive of obligations for the payment of borrowed money);

(3)            Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(4)            Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents, goods covered thereby and other assets relating to such letters of credit and products and proceeds thereof;

(5)            Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any Restricted Subsidiary, including rights of offset and setoff;

(6)            bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Company or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(7)            leases or subleases, licenses or sublicenses, (or any Liens related thereto) granted to others that do not materially interfere with the ordinary course of business of the Company or any Restricted Subsidiary;

(8)            Liens arising from filing Uniform Commercial Code financing statements regarding operating leases;

(9)            Liens securing the Notes and Liens securing any Note Guarantee;

(10)          Liens in favor of the Trustee under and as permitted by this Indenture;

(11)          Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date (other than Liens incurred pursuant to clause (13) of this definition) plus renewals and extensions of such Liens secured by the same or similar property (without increase in the amount, or change in any direct or contingent obligor, of the Indebtedness or other obligations secured thereby);

(12)          Liens in favor of the Company or a Restricted Subsidiary;

(13)          Liens securing Indebtedness incurred pursuant to, and outstanding under, Section 4.03(b)(1);

(14)          Liens securing Non-Recourse Indebtedness of the Company or any Restricted Subsidiary permitted to be incurred under this Indenture; provided, that such Liens apply only to (a) the property financed out of the net proceeds of such Non-Recourse Indebtedness within 365 days after the incurrence of such Non-Recourse Indebtedness and (b) Directly Related Assets;

(15)          Liens securing Indebtedness incurred under Section 4.03(b)(7)(b); provided that with respect to any Liens incurred pursuant to such Section 4.03(b)(7)(b), such Liens apply only to (a) the property acquired, constructed or improved with the proceeds of such Indebtedness within 365 days after the incurrence of such Indebtedness and (b) Directly Related Assets;

(16)          Liens securing Acquired Indebtedness permitted to be incurred under this Indenture; provided that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than Directly Related Assets) and are no more favorable to the lienholders than those securing such Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary;

(17)          Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Company or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(18)          Liens to secure Attributable Indebtedness permitted to be incurred under this Indenture; provided that any such Lien shall not extend to or cover any assets of the Company or any Restricted Subsidiary other than (a) the assets which are the subject of the Sale and Leaseback Transaction in which the Attributable Indebtedness is incurred and (b) Directly Related Assets;

(19)          Liens securing Indebtedness of the Company or its Restricted Subsidiaries in respect of Indebtedness of a Joint Venture permitted to be incurred under this Indenture; provided that, with respect to such Indebtedness, such Liens do not extend to assets of the Company or its Restricted Subsidiaries other than (x) assets of the Joint Venture or (y) the Equity Interests held by the Company or a Restricted Subsidiary in such Joint Venture to the extent that such Liens secure Indebtedness in respect of such Joint Venture owing to lenders who have also been granted Liens on assets of such Joint Venture to secure Indebtedness of such Joint Venture;

(20)          Liens to secure Refinancing Indebtedness incurred to refinance Indebtedness that was incurred in compliance with Section 4.03 and that refinances, refunds, replaces, amends, extends, or modifies, as a whole or in part, any Indebtedness that was previously so secured (other than pursuant to clauses (9), (13), (18), (19), (35) or (36) of this definition); provided that in each case (i) such Liens do not extend to any additional assets than those that secured the Indebtedness being refinanced, refunded, replaced, amended, extended, or modified (other than Directly Related Assets) and (ii) the Indebtedness secured by the new Lien is not increased to an amount greater than the sum of (x) the outstanding principal amount, or, if greater, the committed amount, of the Indebtedness being refinanced, refunded, replaced, amended, extended or modified, plus accrued and unpaid interest thereon and (y) the amount of any premium paid (including tender premiums), and the amount or expenses incurred by the Company or a Restricted Subsidiary in connection with such refunding, refinancing, replacement, amendment, extension or modification;

(21)         attachment or judgment Liens not giving rise to a Default and which are being contested in good faith by appropriate proceedings;

(22)         survey exceptions, easements, rights-of-way, dedications, covenants, conditions, restrictions, reservations, assessment district and other similar charges or encumbrances not materially interfering with the ordinary course of business of the Company and its Subsidiaries;

(23)         zoning restrictions, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such real property in the ordinary course of business of the Company and its Subsidiaries or the value of such real property for the purpose of such business;

(24)          Liens on Equity Interests in an Unrestricted Subsidiary to the extent that such Liens secure Indebtedness of such Unrestricted Subsidiary;

(25)         any right of first refusal, right of first offer, option, contract or other agreement to sell an asset; provided such sale is not otherwise prohibited under this Indenture;

(26)          Liens for homeowner and property owner association developments and assessments;

(27)          Licenses of intellectual property granted in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Company or any Restricted Subsidiary;

(28)          pledges, deposits and other Liens existing under, or required to be made in connection with: (i) earnest money obligations, escrows or similar purpose undertakings or indemnifications in connection with any purchase and sale agreement, (ii) development agreements or other contracts entered into with governmental authorities (or an entity sponsored by a governmental authority), in connection with the entitlement of real property or (iii) agreements for the funding of infrastructure, including in respect of the issuance of community facility district bonds, metro district bonds, mello-roos bonds and subdivision improvement bonds, and similar bonding requirements arising in the ordinary course of business of a homebuilder;

(29)          Liens deemed to exist by reason of (i) any encumbrance or restriction (including put and call arrangements) with respect to the Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement or (ii) any encumbrance or restriction imposed under any contract for the sale by the Company or any Subsidiary of the Company of the Equity Interests of any Subsidiary of the Company, or any business unit or division of the Company or any Restricted Subsidiary permitted by this Indenture; provided that in each case such Liens shall extend only to the relevant Equity Interests;

(30)         assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease of property leased by the Company or any Restricted Subsidiary, in each case with respect to the property so leased, and customary Liens and rights reserved in any lease for rent or for compliance with the terms of such lease;

(31)          Liens on cash pledged to secure deductibles, retentions and other obligations to insurance providers in the ordinary course of business;

(32)          Liens securing Hedging Obligations and cash management obligations;

(33)          Liens on Model Home Units and additions, accessions, improvements and replacements and customary deposits in connection therewith and proceeds and products therefrom;

(34)          Liens deemed to exist by reason of (i) rights of purchasers and borrowers with respect to security deposits, escrow funds and other amounts held by the Company or any Restricted Subsidiary and (ii) a deed of trust or mortgage or similar Lien in favor of a land seller that secured deferred purchase price payable by the Company or any Restricted Subsidiary upon partial or full completion of onsite and/or offsite improvements in the applicable site being constructed and developed by the land seller (iii) development, covenants, profit or price participation agreements and other similar rights of a land seller or master developer; or Involuntary Liens for Impositions or otherwise;

(35)         any interest or title of a lessor under a Capitalized Lease Obligation or an operating lease; and

(36)          Liens securing Indebtedness in an amount not to exceed the greater of (x) $65.0 million and (y) 4.0% of Consolidated Tangible Assets at the time of incurrence.

“Permitted SPAC Warrants” means any warrants (whether a “public warrant”, “private placement warrant” or otherwise) under that certain Warrant Agreement dated as of June 19, 2018 between the Company and Continental Stock Transfer & Trust Company, as amended by the First Amendment to the Warrant Agreement dated as of January 7, 2021, and as the same may be amended, adjusted, waived or otherwise modified from time to time.

“Permitted SPAC Warrant Transaction” means the issuance of, performance of obligations under (including any anti-dilution adjustments and merger- or reorganization-related transactions thereunder), and exercise, repurchase, redemption, settlement (whether by “cashless” settlement, exchange of new securities, physical settlement or otherwise) or early termination or cancellation of (whether in whole or in part and including by netting or set-off) any Permitted SPAC Warrants, (in each case, whether in cash, Equity Interests of the Company or any successor thereto, or, other securities or property), or the satisfaction of any condition that would permit or require any of the foregoing.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the common stock of the Company or a parent of the Company sold by the Company or a parent of the Company substantially concurrently with any purchase by the Company or such parent of a related Permitted Bond Hedge Transaction.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to creditors and holders of Equity Interests of such Person.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” means, with respect to the Notes, the principal of, and premium due as a result of the Company opting to redeem Notes pursuant to the provisions of Section 3.07, on the Notes.

“Private Placement Notes” means the Company’s 11.0% senior notes issued pursuant to a notes purchase agreement dated July 17, 2023, amongst the Company, as issuer, U.S. Bank Trust Company, National Association, as agent and certain holders named therein.

“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of the Company or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Company or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost (including financing costs), (2) such Indebtedness shall not be secured by any asset other than the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property to which such asset is attached and Directly Related Assets and (3) such Indebtedness shall be incurred within 365 days after such acquisition of such asset by the Company or such Restricted Subsidiary or such installation, construction or improvement.

“Qualified Equity Interests” means Equity Interests of the Company other than Disqualified Equity Interests.

“Rating Agency” means each of S&P Global Ratings and Fitch Ratings, Inc. or, if S&P Global Ratings or Fitch Ratings, Inc. or both shall cease to rate the Notes, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for S&P Global Ratings or Fitch Ratings, Inc. or both, as the case may be.

“Ratio Exception” has the meaning set forth in Section 4.03(a).

“redeem” means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and “redemption” shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness of the Company or a Restricted Subsidiary issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used substantially concurrently to redeem or refinance in whole or in part, or constituting an amendment of, any Indebtedness of the Company or any Restricted Subsidiary (the “Refinanced Indebtedness”) in a principal amount not in excess of the principal amount of the Refinanced Indebtedness so repaid or amended (plus the amount of any premium paid, accrued and unpaid interest and the amount of all fees and expenses incurred by the Company or any Restricted Subsidiary in connection therewith) (or, if such Refinancing Indebtedness refinances Indebtedness under a revolving credit facility or other agreement providing a commitment for subsequent borrowings, with a maximum commitment not to exceed the maximum commitment under such revolving credit facility or other agreement); provided that:

(1)           if the Refinanced Indebtedness was subordinated to or pari passu with the Notes or the Note Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is expressly pari passu with (in the case of Refinanced Indebtedness that was pari passu with) or subordinated in right of payment to (in the case of Refinanced Indebtedness that was subordinated to) the Notes or the Note Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness;

(2)            the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) after the maturity date of the Notes; and

(3)            the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes.

“Regulated Bank” means an (i) Approved Commercial Bank that is (a) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation, (b) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913, (c) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR Part 211, (d) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (c) or (e) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction or (ii) any Affiliate of a Person set forth in clause (i) above to the extent that (a) all of the Equity Interest of such Affiliate is directly or indirectly owned by either (x) such Person set forth in clause (i) above or (y) a parent entity that also owns, directly or indirectly, all of the Equity Interest of such Person set forth in clause (i) and (b) such Affiliate is a securities broker or dealer registered with the SEC under Section 15 of the Exchange Act.

“Restricted Payment” means any of the following:

(1)            the declaration or payment of any dividend or any other distribution on Equity Interests of the Company or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Company or any Restricted Subsidiary, including any payment in connection with any merger or consolidation involving the Company, but excluding (a) dividends or distributions payable solely in Qualified Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Company or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority stockholders of any Restricted Subsidiary;

(2)            the redemption of any Equity Interests of the Company or any Restricted Subsidiary, including any payment in connection with any merger or consolidation involving the Company, but excluding any such Equity Interests held by the Company or any Restricted Subsidiary;

(3)            any Investment other than a Permitted Investment; or

(4)            any payment on or with respect to, or redemption of, any Subordinated Indebtedness of the Company or any Guarantor (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except (i) a payment of interest or principal on the due date thereof or (ii) the redemption of any such Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or payment at final maturity, in each case due within one year of the date of purchase, repurchase or other acquisition.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Revolving Credit Facility” means the credit agreement entered into between the Company, as borrower, Western Alliance Bank, as administrative agent, Western Alliance Bank and BofA Securities, Inc., as joint lead arrangers and joint bookrunners, and the lender parties thereto, dated October 6, 2021, as amended on November 30, 2021, effective December 31, 2021, on April 13, 2022, on June 30, 2022, on September 30, 2022, on December 29, 2022, on July 31, 2023 and March 15, 2024.

“S&P Global Ratings” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Person, an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.

“SEC” means the U.S. Securities and Exchange Commission.

“Secretary’s Certificate” means a certificate signed by the Secretary of the Company or other authorized officer.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such regulation is in effect on the Issue Date.

“Subordinated Indebtedness” means Indebtedness of the Company or any Guarantor that is subordinated in right of payment to the Notes or the Note Guarantees, respectively, by written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity that is or is required to be consolidated in the consolidated financial statements of such Person in accordance with GAAP. Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Company.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of the earlier (a) such redemption date or (b) the date on which obligations under this Indenture are defeased or satisfied and discharged, of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Selected Interest Rates (Daily) H.15 that has become publicly available at least two Business Days prior to the determination date (or, if such publication is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to April 1, 2026; provided, if the period from such date to April 1, 2026 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trust Officer” means any officer within the corporate trust department of the Trustee (or any successor group of the Trustee), including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, and who shall have direct responsibility for the administration of this Indenture and the Notes, or any officer of the Trustee to whom any corporate trust matter relating to this Indenture is referred because of such Person’s knowledge of and familiarity with the particular subject.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in accordance with Section 4.11, (2) any Subsidiary that at the time of determination is established primarily for the purpose of engaging in the title insurance or other related or ancillary businesses, and (3) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct non-callable obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the board of directors of such Person.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Company or through one or more Wholly-Owned Restricted Subsidiaries.

“Wholly Owned Subsidiary” means a Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Company or through one or more Wholly-Owned Subsidiaries.

SECTION 1.02.      Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.06(b)
“Affiliate Transaction”	4.07(a)
“Asset Sale Offer”	4.06(c)
“Change of Control Offer”	4.10(b)
“covenant defeasance option”	8.01(b)
“Designation”	4.11
“Designation Amount”	4.11
“Event of Default”	6.01
“Excess Proceeds”	4.06(c)
“Guaranteed Obligations”	10.01
“legal defeasance option”	8.01(b)
“Mortgage Subsidiary”	4.03(b)(13)

“Paying Agent”	2.03
“Permitted Indebtedness”	4.03(b)
“Ratio Exception”	4.03(a)
“Redesignation”	4.11
“Registrar”	2.03
“Reinstatement Date”	4.08(b)
“Restricted Payments Basket”	4.04(a)(3)
“Successor”	5.01(a)(1)
“Suspension Date”	4.08(a)
“Triggering Lien”	4.12

SECTION 1.03.      Incorporation by Reference of Trust Indenture Act. This Indenture is not qualified under the Trust Indenture Act and is not subject to the terms of the Trust Indenture Act.

SECTION 1.04.      Rules of Construction. Unless the context otherwise requires:

(1)            a term has the meaning assigned to it;

(2)           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)            “or” is not exclusive;

(4)            “including” means including without limitation;

(5)            words in the singular include the plural and words in the plural include the singular;

(6)            Indebtedness shall not be considered subordinate in right of payment to any other Indebtedness solely by virtue of being unsecured, secured with a subset of the collateral securing such other Indebtedness or with different collateral, secured to a lesser extent or secured with lower priority, by virtue of structural subordination, by virtue of maturity date, order of payment or order of application of funds, or by virtue of not being guaranteed by all guarantors of such other Indebtedness, and any subordination in right of payment must be pursuant to a written agreement or instrument;

(7)            the principal amount of any noninterest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

(8)           the principal amount of any Preferred Stock shall be (A) the maximum liquidation value of such Preferred Stock or (B) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater;

(9)           all references to the date the Notes were originally issued shall refer to the Issue Date; and

(10)         When calculating the availability under any threshold based on a dollar amount, percentage of Consolidated Tangible Assets or other financial measure (a “basket” or “cap”) or ratio under this Indenture, in each case, in connection with a Limited Condition Acquisition, the date of determination of compliance with such basket or ratio and of any requirement that there be no Default or Event of Default may, at the option of the Company, be the date the definitive agreement(s) for such Limited Condition Acquisition is entered into. Any such ratio or basket shall be calculated on a pro forma basis, including with such adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio after giving effect to such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence or issuance of Indebtedness and the use of proceeds thereof) as if they had been consummated at the beginning of the applicable period (in the case of Consolidated Cash Flow Available for Fixed Charges and Consolidated Interest Incurred), as of the date of determination (in the case of the ratio of Consolidated Indebtedness to Consolidated Tangible Net Worth) and at the end of the applicable period (in the case of Consolidated Tangible Assets) for purposes of determining the ability to consummate any such Limited Condition Acquisition; provided that if the Company elects to make such determination as of the date such definitive agreement(s) were entered into, then (i) if any of such ratios are no longer complied with or baskets are exceeded as a result of fluctuations in such ratio or basket (including due to fluctuations in Consolidated Net Income, Consolidated Tangible Assets or Consolidated Tangible Net Worth of the Company or the target company) subsequent to such date of determination and at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios or baskets will not be deemed to have been no longer complied with or exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted under this Indenture, (ii) such ratios or baskets shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions, (iii) any such transactions (including any incurrence or issuance of Indebtedness or preferred stock and the use of proceeds thereof, the granting, creation, incurrence or suffering to exist of any Lien and the making of any Investment) shall be deemed to have occurred on the date the definitive agreement(s) is entered into and shall be deemed outstanding thereafter for purposes of calculating any ratios or baskets (other than any ratios or baskets calculated by reference to Consolidated Tangible Assets) under this Indenture after the date of such definitive agreement(s) and before the consummation of such Limited Condition Acquisition, unless such definitive agreement(s) is terminated or such Limited Condition Acquisition or incurrence or issuance of Indebtedness or such other transaction to which pro forma effect is being given is abandoned or with respect to which the Company has notified the Trustee in writing will not occur and (iv) to the extent that baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Consolidated Tangible Assets, Consolidated Tangible Net Worth, Consolidated Net Income or Consolidated Cash Flow Available for Fixed Charges for purposes of other incurrences of Indebtedness or Liens or making of Restricted Payments (not related to such Limited Condition Acquisition) shall not reflect such Limited Condition Acquisition until it is closed.

Article 2
THE NOTES

SECTION 2.01.      Form and Dating. Provisions relating to the Notes are set forth in the Rule 144A/Regulation S Appendix attached hereto (the “Appendix”) which is hereby incorporated in, and expressly made part of, this Indenture. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit 1 to the Appendix which is hereby incorporated in, and expressly made a part of, this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Note shall be dated the date of its authentication. The terms of the Notes set forth in the Appendix are part of the terms of this Indenture.

SECTION 2.02.      Execution and Authentication. At least one Officer shall sign the Notes for the Company by manual, facsimile, PDF attachment or other electronically transmitted signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

On the Issue Date, the Trustee shall authenticate and deliver $300,000,000 of 8.875% Senior Notes Due 2029 and, at any time and from time to time thereafter, the Trustee shall authenticate and deliver Notes for original issue in an aggregate principal amount specified in such order, in each case upon a written order of the Company signed by an Officer. Such order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and, in the case of an issuance of Additional Notes pursuant to Section 2.13 after the Issue Date, shall certify that such issuance is in compliance with Section 4.03.

The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate the Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

SECTION 2.03.       Registrar and Paying Agent. The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent.

The Company shall enter into an appropriate agency agreement with any Registrar, Paying Agent or co-registrar not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of any such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Company or any Wholly Owned Restricted Subsidiary incorporated or organized within The United States of America may act as Paying Agent, Registrar, co-registrar or transfer agent.

The Company initially appoints the Trustee as Registrar and Paying Agent in connection with the Notes.

SECTION 2.04.      Paying Agent To Hold Money in Trust. Prior to each due date of the principal and interest on any Note, the Company shall deposit with the Paying Agent a sum sufficient to pay such principal and interest when so becoming due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Notes and shall notify the Trustee of any default by the Company in making any such payment. Money held in trust by any Paying Agent need not be segregated except as required by law and in no event shall any Paying Agent be liable for any interest on any money received by it hereunder; provided, if the Company or a Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon complying with this Section 2.04, the Paying Agent shall have no further liability for the money delivered to the Trustee. Upon any Event of Default specified in Section 6.01(7) or (8), the Trustee shall serve as the Paying Agent for the Notes.

SECTION 2.05.      Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Company shall furnish, or cause the Registrar to furnish, to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

SECTION 2.06.      Transfer and Exchange. The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer. When a Note is presented to the Registrar or a co-registrar with a request to register a transfer, the Registrar shall register the transfer as requested if the requirements of this Indenture and Section 8-401(1) of the Uniform Commercial Code are met. When Notes are presented to the Registrar or a co-registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. Without the prior consent of the Company and the Registrar, the Registrar is not required (1) to register the transfer of or exchange any Note selected for redemption, (2) to register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or (3) to register the transfer or exchange of a Note between a record date and the next succeeding interest payment date.

SECTION 2.07.      Replacement Notes. If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee, upon receipt of a written order, shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met and the Holder satisfies any other reasonable requirements of the Trustee. If required by the Trustee or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of the Company and the Trustee to protect the Company, the Trustee, the Paying Agent, the Registrar and any co-registrar from any loss which any of them may suffer if a Note is replaced. The Company and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note is an additional Obligation of the Company.

SECTION 2.08.      Temporary Notes. Until definitive Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of a written order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes and deliver them in exchange for temporary Notes.

SECTION 2.09.      Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel and destroy (subject to the record retention requirements of the Exchange Act and the Trustee) all Notes surrendered for registration of transfer, exchange, payment or cancellation and deliver a certificate of such destruction to the Company. The Company may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation.

SECTION 2.10.      Defaulted Interest. If the Company defaults in a payment of interest on the Notes, the Company shall pay defaulted interest (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Company may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Company shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly deliver to each Holder (or send in accordance with the Depository procedures) a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

SECTION 2.11.      CUSIP Numbers, ISINs, etc. The Company in issuing the Notes may use “CUSIP” numbers, ISINs and “Common Code” numbers (in each case if then generally in use) and, if so, the Trustee shall use “CUSIP” numbers, ISINs and “Common Code” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company shall advise the Trustee in writing of any change in any “CUSIP” numbers, ISINs or “Common Code” numbers applicable to the Notes.

SECTION 2.12.      Issuance of Additional Notes. After the Issue Date, the Company shall be entitled, subject to its compliance with Section 4.03, to issue Additional Notes under this Indenture, which Notes shall have identical terms as the Initial Notes, other than with respect to the date of issuance and issue price. All the Notes issued under this Indenture shall be treated as a single class for all purposes of this Indenture including waivers, amendments, redemptions and offers to purchase.

With respect to any Additional Notes, the Company shall set forth in a resolution of the Board of Directors and an Officer’s Certificate, a copy of each which shall be delivered to the Trustee, the following information:

(1)            the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture and the provision of Section 4.03 that the Company is relying on to issue such Additional Notes; and

(2)            the issue price, the issue date and the CUSIP number of such Additional Notes; provided, however, that a separate CUSIP number will be issued for any Additional Notes unless the Notes and the Additional Notes are fungible for U.S. federal income tax purposes.

SECTION 2.13.      Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section as not outstanding. A Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code).

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Note (or portions thereof) to be redeemed or maturing, as the case may be, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Article 3
REDEMPTION

SECTION 3.01.      Notices to Trustee. If the Company elects to redeem Notes pursuant to Section 3.07, it shall, prior to providing notice of such redemption to the Holders, notify the Trustee in writing of the redemption date, the principal amount of Notes to be redeemed and the clause of this Indenture or the paragraph of the Notes pursuant to which the redemption will occur.

The notice of redemption with respect to the foregoing redemption need not set forth the Applicable Premium, but only the manner of calculation thereof. The Company will determine the redemption price (including the Applicable Premium) and will notify the Trustee and the Holders of such redemption price (including the Applicable Premium) with respect to any redemption promptly and, the Trustee shall not be responsible for such calculation or determination.

SECTION 3.02.      Selection of Notes to Be Redeemed. If less than all the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed (it being agreed that the Trustee shall have no obligation to determine whether the Notes are listed); or if the Notes are not then listed on a national security exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate. The Trustee shall make the selection from outstanding Notes not previously called for redemption. The Trustee may select for redemption portions of the principal of Notes that have denominations larger than $2,000. Notes and portions of them the Trustee selects shall be in principal amounts of $2,000 or any greater integral multiple of $1,000 thereof. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Company promptly of the Notes or portions of Notes to be redeemed.

SECTION 3.03.      Notice of Redemption. At least 10 days but not more than 60 days before a date for redemption of Notes, the Company shall give notice of redemption to each Holder of Notes to be redeemed at such Holder’s registered address (or sent electronically in accordance with the Depository’s procedures), with a copy to the Trustee, except that redemption notices may be sent more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture. Any inadvertent defect in the notice of redemption, including an inadvertent failure to give notice, to any Holder selected for redemption shall not impair or affect the validity of the redemption of any other Notes redeemed in accordance with the provisions of this Indenture.

The notice shall identify the Notes to be redeemed and shall state:

(1)            the redemption date;

(2)            the redemption price;

(3)            the name and address of the Paying Agent;

(4)            that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(5)            if less than all the outstanding Notes are to be redeemed, the identification and principal amounts of the particular Notes to be redeemed;

(6)            that, unless the Company defaults in making such redemption payment, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(7)            the “CUSIP” number, ISIN or “Common Code” number, if any, printed on the Notes being redeemed;

(8)            that no representation is made as to the correctness or accuracy of the “CUSIP” number, ISIN, or “Common Code” number, if any, listed in such notice or printed on the Notes; and

(9)            if the notice of redemption is subject to one or more conditions precedent as provided in Section 3.04, a statement to that effect and a description of such condition or conditions.

At the Company’s request made at least three Business Days prior to the date on which notice is to be given (unless a shorter notice period shall be agreed to by the Trustee), the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense. In such event, the Company shall provide the Trustee with the information required by this Section.

SECTION 3.04.      Effect of Notice of Redemption. Once notice of redemption is given, Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice. Any such redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including without limitation, consummation of any transaction, obtaining financing, completion of a sale of securities or a Change of Control. If such redemption is subject to the satisfaction of one or more conditions precedent, such redemption may be extended or delayed until such condition or conditions are satisfied (as determined by the Company in its sole discretion). Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued and unpaid interest to, but excluding, the redemption date, and such Notes shall be canceled by the Trustee. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder. Where the date of any redemption takes place in between a record date and the succeeding interest payment date, Holders of record on the relevant record date will be entitled to receive interest due to, but excluding, such redemption date, on the redemption date.

SECTION 3.05.      Deposit of Redemption Price. Prior to 11:00 a.m. New York time on the redemption date or purchase date (or pursuant to such other arrangements as may be agreed between the Company and the Trustee), the Company shall deposit with the Paying Agent (or, if the Company or a Subsidiary is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption which have been delivered by the Company to the Trustee for cancellation.

SECTION 3.06.      Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Company shall execute and the Trustee shall authenticate for the Holder (at the Company’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Company has deposited with the Paying Agent (or, if the Company or a Subsidiary is the Paying Agent, has segregated and holds in trust) funds in satisfaction of the redemption price (including accrued and unpaid interest on the Notes to be redeemed) pursuant to this Indenture.

SECTION 3.07.      Optional Redemption. (a) Prior to April 1, 2026, the Company shall be entitled at its option to redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest to, but excluding, the redemption date.

(b)           On and after April 1, 2026, the Company shall be entitled at its option to redeem all or a portion of the Notes upon not less than 10 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount ), plus accrued and unpaid interest to, but excluding, the redemption date, if redeemed on or after the dates set forth below:

Period	Redemption Price
April 1, 2026	104.438%
April 1, 2027	102.219%
April 1, 2028 and thereafter	100.000%

(c)            In addition, at any time prior to April 1, 2026, the Company shall be entitled at its option on one or more occasions to redeem Notes (which includes for all purposes of this paragraph Additional Notes, if any) in an aggregate principal amount not to exceed 40% of the aggregate principal amount of the Notes issued prior to such date at a redemption price (expressed as a percentage of principal amount) of 108.875%, plus accrued and unpaid interest to, but excluding, the redemption date, with an amount equal to the net cash proceeds from one or more Equity Offerings; provided, however, that (1) at least 50% of such aggregate principal amount of Notes remains outstanding immediately after the occurrence of each such redemption unless all remaining Notes are to be redeemed concurrently; and (2) notice of such redemption has been given within 180 days after the date of the related Equity Offering.

(d)           In connection with any Change of Control Offer or Asset Sale Offer, if Holders of not less than 90% in aggregate principal amount of outstanding Notes validly tender and do not validly withdraw such Notes in such offer and the Company, or any third party making such offer in lieu of the Company, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, all of the Holders will be deemed to have accepted such offer and the Company or such third party will have the right within 60 days thereafter, upon not less than 10 nor more than 60 days’ prior notice to redeem all the Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder in such offer plus, to the extent not included in the offer payment, accrued and unpaid interest thereon, to, but excluding, the date of such redemption.

Article 4
COVENANTS

SECTION 4.01.      Payment of Notes. The Company shall promptly pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal and interest then due.

The Company shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

SECTION 4.02.      Reports to Holders. So long as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), or provide the Holders of Notes with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports under such Sections (after giving effect to all applicable extensions and cure periods, including pursuant to Rule 12b-25 under the Exchange Act) and prepared in all material respects in accordance with the rules of regulations applicable to such reports. If, at any time, the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, and for so long as the Notes are outstanding, the Company will furnish to Holders of Notes:

(a)           within 120 days after the end of each fiscal year of the Company, audited year-end consolidated financial statements of the Company and its Subsidiaries (including a balance sheet, statement of operations and statement of cash flows) prepared in accordance with GAAP, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

(b)           within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, unaudited quarterly consolidated financial statements of the Company and its Subsidiaries (including a balance sheet, statement of operations and statement of cash flows) prepared in accordance with GAAP, subject to normal year-end adjustments, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and

(c)            promptly thereafter, notice of the occurrence of, and a description in reasonable detail of, any of the following events to the extent such occurrence would have obligated the Company to file a Current Report on Form 8-K had the Company been at the time subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act (provided that the foregoing shall not obligate the Company to make available copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a Current Report on Form 8-K except in the case of any Investment, acquisition or disposition in which the pre-acquisition total assets (calculated in good faith by the Company) amount of such Investment, acquisition or disposition constitutes 30% or more of the Company and its Restricted Subsidiaries’ total assets as of the date the Company or a Restricted Subsidiary enters into the definitive documentation in respect of such Investment, acquisition or disposition, in which case the Company shall provide with the first set of financial statements provided under (a) or (b) above after 75 days of the consummation of such Investment, acquisition or disposition, unaudited pro forma consolidated financial information for the prior fiscal year and any interim period that has elapsed since the prior fiscal year): (i) the entry into or termination of material agreements; (ii) significant acquisitions or dispositions; (iii) the sale of material equity interests by the Company; (iv) bankruptcy; (v) defaults under direct material financial obligations; (vi) a change in the Company’s independent auditor; (vii) the appointment or departure of directors or executive officers; (viii) non-reliance on previously issued financial statements; and (ix) change of control transactions.

Notwithstanding the foregoing, if the Company is not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act, (I) the Company shall not be required to make available any information regarding the occurrence of any of the events set forth in clause (c) above if it determines in its good faith judgment that the event that would otherwise be required to be disclosed is not material to the Holders of the Notes or the business, assets, operations, financial positions or prospects of the Company and its Restricted Subsidiaries taken as a whole, (II) no such report will be required to comply with the Exchange Act, (III) no such report will be required to comply with Regulation S-K or Regulation S-X including, without limitation, Rules 3-05, 3-09, 3-10, 3-16 or Article 11 thereof, (IV) no such report will be required to provide any information (other than any required unaudited pro forma consolidated financial information) that is not of the type of information included in this offering memorandum, (V) trade secrets and other information that could cause competitive harm to the Company and its Restricted Subsidiaries may be excluded from any disclosures, (VI) such financial statements or information will not be required to contain any “segment reporting,” (VII) the Company may elect to change its fiscal year end and (VIII) the financial statements required of acquired businesses to the extent required to be provided by this Section 4.02 will be limited to the financial statements (in whatever form) that the Company receives in connection with the acquisition, whether or not audited. For the avoidance of doubt, in providing the reports described above: (1) no certifications or attestations concerning internal controls that would otherwise be required pursuant to the Sarbanes-Oxley Act of 2002 will be required; (2) no financial statements of unconsolidated entities will be required; and (3) the Company only be required to provide reconciliation of non-GAAP measures used in the reports described above in a manner consistent with this offering memorandum (where such non-GAAP measures are used in this offering memorandum).

The Company may satisfy its obligations referred to in Sections 4.02(a), (b) and (c) by maintaining a website (which may be non-public) to which Holders, prospective investors that certify to the reasonable satisfaction of the Company that they are qualified institutional buyers as defined in Rule 144A under the Securities Act, securities analysts and/or market makers are given access and to which the information described in the paragraph above is posted. If the Company is unable, for any reason, to post on such website such required information, the Company shall furnish or cause such information to be furnished by mail to the Holders of the Notes. Notwithstanding the foregoing, at its discretion, the Company may decline to provide website access to any competitor of the Company or any other person who in the sole judgment of the Company is not an investor, prospective investor, a securities analyst or a market maker in the Notes.

At any time that there shall be one or more Unrestricted Subsidiaries that, in the aggregate, hold more than 15.0% of Consolidated Tangible Assets, the quarterly and annual financial information required by the preceding paragraphs shall include a reasonably detailed presentation, either on the face of the financial statements or in the notes thereto of the financial condition and results of operations of the Company and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

In addition, at any time when the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and to the extent not satisfied by the foregoing, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, the Company will furnish to the Holders of the Notes and prospective investors, upon their reasonable request, information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In addition, the Company shall:

(a)           hold a quarterly conference call to discuss the information contained in the reports not later than fifteen (15) Business Days from the time the Company furnishes the reports described in Sections 4.02(a) and (b) to Holders; and

(b)            no fewer than three Business Days prior to the date of the conference call required to be held in accordance with clause (a) above, issue a press release or other form of notice through the appropriate U.S. wire services announcing the time and date of such conference call and directing Holders, and prospective investors in, the Notes and securities analysts and market-makers to contact an individual at the Company (for whom contact information shall be provided in such press release or other form of notice) to obtain the reports and information on how to access such conference call. For the avoidance of doubt, any information filed with, or furnished to, the SEC within the time periods specified in this Section 4.02 shall be deemed to have been furnished to the Holders of Notes and prospective investors as required by this Section 4.02, and to the extent such filings comply with the rules and regulations of the SEC regarding such filings, they will be deemed to comply with the requirements of this Section 4.02, it being understood that the Trustee shall have no obligation to determine whether such filings have been made.

Any and all Defaults or Events of Default arising from a failure to furnish or file in a timely manner a report or other information required by this Section 4.02 shall be deemed cured (and the Company shall be deemed to be in compliance with this Section 4.02) upon furnishing or filing such report or other information as contemplated by this Section 4.02 (but without regard to the date on which such report or other information is so furnished or filed); provided, that such cure shall not otherwise affect the rights of Holders if payment of the Notes has been accelerated in accordance with the terms of this Indenture and such acceleration has not been rescinded or cancelled prior to such cure.

In the event that the rules and regulations of the SEC permit the Company or any parent entity of the Company to report at such parent entity’s level on a consolidated basis, this Indenture will permit the Company to satisfy their obligations in this Section 4.02 with respect to financial information relating to the Company by furnishing financial information relating to any parent entity; provided that if such parent entity is not a Guarantor then the same is accompanied by consolidating financial information that shows the differences (in reasonable detail) between the information relating to such parent entity, on the one hand, and the information relating to the Company and its Subsidiaries on a stand-alone basis, on the other hand.

SECTION 4.03. Limitations on Additional Indebtedness. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness); provided that the Company or any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness) if no Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of the Indebtedness and if, after giving effect thereto, either (a) the Consolidated Fixed Charge Coverage Ratio would be at least 2.00 to 1.00 or (b) the ratio of Consolidated Indebtedness to Consolidated Tangible Net Worth would be not greater than 3.00 to 1.00 (either (a) or (b), the “Ratio Exception”); provided, further, that the then outstanding aggregate principal amount of Indebtedness (including Acquired Indebtedness) that may be incurred pursuant to this paragraph (plus any Refinancing Indebtedness in respect thereof) by Restricted Subsidiaries that are not Guarantors shall not exceed the greater of (x) $65.0 million and (y) 4.0% of Consolidated Tangible Assets (in each case, determined on the date of such incurrence).

(b)           Notwithstanding Section 4.03(a), each of the following shall be permitted (the “Permitted Indebtedness”):

(1)           the incurrence by the Company or any Restricted Subsidiary (and the guarantee thereof by the Company or any such Restricted Subsidiary) of Indebtedness under Credit Facilities (A) in an aggregate principal amount at any one time outstanding under this Section 4.03(b)(1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed, when taken together with Indebtedness incurred and outstanding pursuant to clause (B) hereof, the greater of $675.0 million and 50.0% of Consolidated Tangible Assets and (B) consisting of any Refinancing Indebtedness in respect of Indebtedness incurred pursuant to this clause (1);

(2)           the Notes and the Note Guarantees issued on the Issue Date;

(3)            Indebtedness of the Company and its Restricted Subsidiaries to the extent outstanding on the Issue Date (other than Indebtedness referred to in Sections 4.03(b)(1) and (2));

(4)            Indebtedness of the Company and the Restricted Subsidiaries under Hedging Obligations not entered into for speculative purposes;

(5)            Indebtedness of the Company owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Company or any other Restricted Subsidiary; provided, however, that (a) any Indebtedness of the Company owed to a Restricted Subsidiary that is not a Guarantor is unsecured and expressly subordinated to the Company’s obligations under this Indenture and the Notes, (b) any Indebtedness of a Guarantor owed to a Restricted Subsidiary that is not a Guarantor is unsecured and expressly subordinated to such Guarantor’s obligations under this Indenture and its Note Guarantee and (c) upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Company or a Restricted Subsidiary, such Restricted Subsidiary shall be deemed to have incurred Indebtedness not permitted by this Section 4.03(b)(5);

(6)            Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Company or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

(7)            (a) the incurrence of Attributable Indebtedness and (b) Indebtedness (including Capitalized Lease Obligations and Purchase Money Indebtedness) incurred by the Company or any Restricted Subsidiary to finance the purchase, lease, expansion, construction, installation, replacement, repair or improvement of property (real or personal), equipment or other assets whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount and all other Indebtedness incurred and outstanding under this clause (7) at such time (together with any Refinancing Indebtedness incurred and outstanding pursuant to Section 4.03(b)(11) and otherwise satisfying this clause (7)(b)), not to exceed the greater of (i) $65.0 million and (ii) 4.0% of Consolidated Tangible Assets;

(8)            Non-Recourse Indebtedness of the Company or any Restricted Subsidiary incurred for the acquisition, development and/or improvement of real property and secured by Liens only on such real property and Directly Related Assets;

(9)            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(10)          Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(11)          Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Ratio Exception, Sections 4.03(b)(2), (3), (7)(b), (14), (15)(z) or (21) or this Section 4.03(b)(11);

(12)          the guarantee by the Company or any Restricted Subsidiary of Indebtedness (other than Indebtedness incurred pursuant to Sections 4.03(b)(8), (13) or (15)) of a Restricted Subsidiary, in the case of the Company, or of the Company or a Restricted Subsidiary, in the case of another Restricted Subsidiary, in either case, that was permitted to be incurred by another provision of this Section 4.03;

(13)          Indebtedness of any Restricted Subsidiary engaged primarily in the mortgage origination and lending business (a “Mortgage Subsidiary”) under warehouse lines of credit and repurchase agreements, and Indebtedness secured by mortgage loans and related assets of such Restricted Subsidiary, in each case incurred in the ordinary course of such business; provided that the only legal recourse for collection of obligations owing on such Indebtedness is against such Restricted Subsidiary, any other Mortgage Subsidiary and their respective assets;

(14)         (x) Indebtedness of the Company or any Restricted Subsidiary incurred to finance an acquisition or merger (plus any Refinancing Indebtedness in respect thereof) or (y) Acquired Indebtedness of the Company or any Restricted Subsidiary; provided, however, that in either case, after giving effect to the transactions that result in the incurrence or issuance thereof, on a pro forma basis, (a) the Company would have been able to incur at least $1.00 of additional Indebtedness pursuant to the Ratio Exception, (b) the Consolidated Fixed Charge Coverage Ratio of the Company is greater than such ratio immediately prior to such acquisition or merger, or (c) the ratio of Consolidated Indebtedness to Consolidated Tangible Net Worth of the Company is less than such ratio immediately prior to such acquisition or merger;

(15)         (x) Guarantees by the Company or any of its Restricted Subsidiaries in respect of Indebtedness incurred by Joint Ventures; (y) the incurrence by the Company or any Restricted Subsidiary of Indebtedness deemed to exist pursuant to the terms of a joint venture agreement as a result of a failure of the Company or such Restricted Subsidiary to make required capital contribution therein; provided that the only recourse on such Indebtedness is limited to the Company’s or such Restricted Subsidiary’s equity interests in the related joint venture; and (z) GP Indebtedness of the Company or its Restricted Subsidiaries in respect of Joint Ventures, in an aggregate amount at any time outstanding under this Section 4.03(b)(15) (together with, in the case of this clause (15)(z), any Refinancing Indebtedness incurred and outstanding pursuant to Section 4.03(b)(11) and otherwise satisfying this clause (15)(z)) not to exceed the greater of $65.0 million and 4.0% of Consolidated Tangible Assets at the time of incurrence;

(16)          Indebtedness of the Company or any Guarantor in an aggregate outstanding principal amount which does not exceed 100% of the net cash proceeds received by the Company or a Guarantor from the issuance or sale of Qualified Equity Interests (other than to a Restricted Subsidiary) or otherwise contributed to the equity of the Company (other than an Excluded Contribution); provided, however that any net cash proceeds shall be excluded for the purposes of making a Restricted Payment under Section 4.04(a) or 4.04(b)(4)(A) to the extent the Company or any Guarantor incurs Indebtedness in reliance thereon and any net cash proceeds that are so received or contributed shall be excluded for the purposes of incurring Indebtedness pursuant to this clause (16) to the extent the Company or a Restricted Subsidiaries makes a Restricted Payment under the Section 4.04(a) or 4.04(b)(4)(A);

(17)          the incurrence of Indebtedness by the Company or any Restricted Subsidiary in respect of obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(18)          Indebtedness of the Company or any Restricted Subsidiary consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case in the ordinary course of business;

(19)          guarantees incurred in the ordinary course of business or consistent with past practice or industry practice in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub licensees and partners;

(20)          the incurrence of Indebtedness representing deferred compensation to employees of any parent company of the Company, the Company or any Restricted Subsidiary, including Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred in connection with any Investment or any acquisition (by merger, consolidation or amalgamation or otherwise) permitted under this Indenture; and

(21)          Indebtedness of the Company or any Restricted Subsidiary in an aggregate amount (together with any Refinancing Indebtedness incurred and outstanding pursuant to Section 4.03(b)(11) hereof) not to exceed the greater of $65.0 million and 4.0% of Consolidated Tangible Assets at any time outstanding.

(c)           For purposes of determining compliance with this Section 4.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in Sections 4.03(b)(1) through (21) or is entitled to be incurred pursuant to the Ratio Exception, the Company shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described. In connection with the incurrence of any Indebtedness or the creation or incurrence of any Lien pursuant to the definition of “Permitted Liens”, as applicable, the Company may elect at any time prior to the actual incurrence or issuance of such Indebtedness, or that is to be secured by such Lien, as the case may be, to treat all or any portion of the commitments relating to such Indebtedness as being incurred on the date of such election, and any related subsequent actual incurrence of such Indebtedness will be deemed for all purposes under this Indenture to have been incurred on the date of such election. In the event that the Company makes the election pursuant to the foregoing sentence, such Indebtedness shall be deemed to be outstanding for purposes of whichever clause of this Section 4.03 under which the Company has classified such Indebtedness.

Accrual of interest, accrual of dividends, the accretion of accreted value, the amortization of debt discount, the payment of interest in the form of additional Indebtedness, the reclassification of any obligation as Indebtedness due to a change in accounting principles following the incurrence of such obligation and the payment of dividends in the form of additional shares of preferred stock or Disqualified Equity Interests shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 4.03. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred.

Notwithstanding any other provision of this Section 4.03, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this Section 4.03 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. Any Indebtedness incurred to refinance Indebtedness permitted under this Indenture to have been previously incurred shall be deemed to include additional Indebtedness incurred to pay accrued but unpaid interest or dividends, premiums (including tender premiums), defeasance costs, underwriting or initial purchaser discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing.

Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was incurred in compliance with this Section 4.03.

If any Indebtedness is refinanced in reliance on a basket measured by reference to a percentage of Consolidated Tangible Assets, and such refinancing would cause the percentage of Consolidated Tangible Assets to be exceeded if calculated based on the Consolidated Tangible Assets on the date of such refinancing, such percentage of Consolidated Tangible Assets shall not be deemed to be exceeded to the extent the principal amount of such obligations secured by such newly incurred Indebtedness does not exceed the sum of (i) the principal amount of such Indebtedness being refinanced, plus (ii) the related costs incurred or payable in connection with such refinancing.

Notwithstanding anything to the contrary herein, the pro forma calculation of “Consolidated Fixed Charge Coverage Ratio” and “Consolidated Tangible Net Worth” shall not give effect to (i) any Indebtedness incurred on the Transaction Date pursuant to Section 4.03(b) (other than for the purposes of the calculation of the Consolidated Fixed Charge Coverage Ratio or Consolidated Tangible Net Worth, as applicable, under Section 4.03(b)(14) thereunder) or (ii) the discharge on the Transaction Date of any Indebtedness to the extent that such discharge results from the proceeds received from the incurrence of Indebtedness pursuant to Section 4.03(b) (other than for the purposes of the calculation of the Consolidated Fixed Charge Coverage Ratio or Consolidated Tangible Net Worth, as applicable, under Section 4.03(b)(14)).

SECTION 4.04. Limitations on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment unless:

(1)           no Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

(2)           immediately after giving effect to such Restricted Payment, the Company could incur at least $1.00 of additional Indebtedness pursuant to the Ratio Exception; and

(3)           the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after January 1, 2024 (other than Restricted Payments made pursuant to Sections 4.04(b)(2) to (20)), does not exceed the sum (the “Restricted Payments Basket”) of (without duplication):

(A)          50% of Consolidated Net Income for the period (taken as one accounting period) from January 1, 2021 to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available, or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit (which amount if less than $0 on a cumulative basis, shall be deemed to be $0), plus

(B)           100% of the aggregate net cash proceeds or the Fair Market Value (as determined by the Board of Directors) of any assets to be used in a Permitted Business received by the Company either (x) as contributions to the common equity of the Company after January 1, 2024 or (y) from the issuance and sale of Qualified Equity Interests, other than Excluded Contributions, after January 1, 2024 to the extent the cash proceeds from the sale of such Qualified Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 4.04(b)(4)(A), plus

(C)           the aggregate amount by which Indebtedness of the Company or any Restricted Subsidiary is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) of Indebtedness issued subsequent to January 1, 2024 into Qualified Equity Interests (less the amount of any cash, or the fair value of assets, distributed by the Company or any Restricted Subsidiary upon such conversion or exchange), plus

(D)           in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made after January 1, 2024, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (i) the return of capital with respect to such Investment and (ii) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, plus

(E)           upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Company’s proportionate interest in such Subsidiary immediately following such Redesignation, and (ii) the aggregate amount of the Company’s Investments in such Subsidiary to the extent such Investments reduced the amount available for subsequent Restricted Payments under this Section 4.04(a)(3)(E) and were not previously repaid or otherwise reduced, plus

(F)           100% of the principal amount of, or, if issued at a discount, the accreted value of, any guarantee by the Company or any Restricted Subsidiary incurred after January 1, 2024 that is subsequently released (other than due to a payment on such guarantee), but only to the extent that such guarantee was treated as a Restricted Payment pursuant to Section 4.04(a) when made.

(b)           The provisions of Section 4.04(a) shall not prohibit:

(1)            the payment by the Company or any Restricted Subsidiary of any dividend or similar distribution within 60 days after the date of declaration thereof, if on the date of declaration the payment would have complied with the provisions of this Indenture;

(2)            the making of any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests (other than to the Company or any of its Subsidiaries);

(3)            the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Company or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under Section 4.03 and the other terms of this Indenture;

(4)            the repurchase, redemption, defeasance or other acquisition or retirement for value of Equity Interests of the Company held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of the Company or any Restricted Subsidiary, upon their bankruptcy or petition for bankruptcy, death, disability, retirement, severance or termination of employment or service or any other repurchase event set forth in a written agreement between the Company and such individual evidencing such Equity Interest as of the Issue Date; provided that the aggregate cash consideration paid for all such redemptions shall not exceed $5.0 million during any calendar year (it being understood, however, that unused amounts permitted to be paid pursuant to this proviso are available to be carried over to subsequent calendar years); provided, further that such amount in any calendar year under this clause may be increased by an amount not to exceed:

(A)           the cash proceeds from the sale of Qualified Equity Interests to any future, present or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of the Company or any Restricted Subsidiary that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Qualified Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 4.04(a)(3)(B); plus

(B)           the cash proceeds of key person life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date; less

(C)           the amount of any Restricted Payments previously made with the cash proceeds pursuant to Sections 4.04(b)(4)(A) and (B);

(5)            repurchases of Equity Interests deemed to occur upon the exercise, conversion or exchange of stock options, warrants, other rights to purchase Equity Interests or other convertible or exchangeable securities if such Equity Interests represent all or a portion of the exercise price thereof;

(6)            the repurchase of Equity Interests upon vesting of restricted stock, restricted stock units, performance share units or similar equity incentives to satisfy tax withholding or similar tax obligations with respect thereto;

(7)            any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Equity Interests of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Equity Interests of the Company or such Restricted Subsidiary, as the case may be, so long as such refinancing Disqualified Equity Interests constitute Refinancing Indebtedness in respect of the Disqualified Equity Interests so refinanced;

(8)           any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (a) at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control in accordance with provisions similar to the terms described under Section 4.10 herein or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the terms described under Section 4.06 herein; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Sale Offer, as applicable, as provided in Sections 4.06 or 4.10, as applicable, with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer;

(9)           (a) any payments in connection with a Permitted Bond Hedge Transaction and (b) the settlement of any related Permitted Warrant Transaction (i) by delivery of shares of the common stock of the Company or a parent company of the Company upon settlement thereof or (ii) by (A) set-off against the related Permitted Bond Hedge Transaction or (B) payment of an early termination amount thereof in common stock upon any early termination thereof;

(10)          cash payments, loans, advances, dividends or distributions to any parent company to make payments, in lieu of the issuance of fractional shares in connection with share dividends, share splits, reverse share splits, mergers, consolidations, amalgamations or other business combinations and in connection with the exercise of warrants, options, or other securities convertible into or exchangeable for Equity Interests of the Company, any of its Restricted Subsidiaries or any parent company; provided, however, that any such payment shall not be for the purpose of evading any limitation of this Section 4.04 (as determined in good faith by the Board of Directors);

(11)          payments or distributions to holders of Equity Interests of the Company or any of the Restricted Subsidiaries pursuant to appraisal or dissenter rights required under applicable law or pursuant to a court order in connection with any merger, amalgamation, arrangement, consolidation or sale, assignment, conveyance, transfer, lease or other disposition of assets;

(12)          Restricted Payments that are made with Excluded Contributions;

(13)          the declaration and payment of dividends on the Company’s Qualified Equity Interests provided; however, that, at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom);

(14)          the declaration and payment of dividends or distributions by the Company or a Restricted Subsidiary to, or the making of loans or advances to, any parent company in amounts required for any parent company to finance, in each case without duplication:

(A)           franchise, excise and similar taxes, and other fees, taxes and expenses required to maintain their corporate or other legal existence;

(B)           to the extent that the Company and/or any of its Subsidiaries are members of a consolidated, combined or unitary or tax group for U.S. federal, state, local or foreign tax purposes of which a parent company is the common parent filing a consolidated, combined, unitary or affiliated tax return (a “Tax Group”), to pay the portion of any U.S. federal, foreign, state and local income taxes of such Tax Group that is attributable to the income of the Company and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay any such taxes that are attributable to the income of such Unrestricted Subsidiaries; provided, that for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount that the Company and its Restricted Subsidiaries (and, subject to the limitation above, its Unrestricted Subsidiaries), as applicable, would be required to pay in respect of U.S. federal, state, local or foreign taxes for such period if such entities were stand-alone taxpayers or a stand-alone tax group for all applicable taxable periods;

(C)           salary, bonus, severance and other benefits payable to, and indemnities provided to or on behalf of, employees, directors, officers, members of management and consultants of any parent company and any payroll, social security or similar taxes thereof and obligations of any parent company in respect of director and officer insurance (including premiums therefor) to the extent relating to the Company and its Subsidiaries;

(D)           general corporate or other operating, administrative, legal, compliance, professional and overhead costs and expenses (including expenses relating to auditing and other accounting matters) of any parent company in each case to the extent relating to the Company and its Subsidiaries;

(E)            amounts that would be permitted to be paid directly by the Company or its Restricted Subsidiaries under Section 4.07 (other than Section 4.07(b)(6));

(F)            interest or principal on Indebtedness the proceeds of which have been contributed to the Company or any Restricted Subsidiary or that has been guaranteed by, or is otherwise, considered Indebtedness of, the Company or any Restricted Subsidiary incurred in accordance with Section 4.03; and

(G)           Investments or other acquisitions otherwise permitted to be made pursuant to this Section 4.04 if made by the Company; provided that (A) such Restricted Payment must be made within 120 days of the closing of such Investment or other acquisition, (B) such parent company must, promptly following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Company or one of its Restricted Subsidiaries or (2) the merger, amalgamation, consolidation, or sale of the Person formed or acquired into the Company or one of its Restricted Subsidiaries (to the extent not prohibited under Section 5.01) in order to consummate such Investment or other acquisition, (C) such parent company and its Affiliates (other than the Company or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Company or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Indenture, (D) any property received by the Company may not increase amounts available for Restricted Payments pursuant to Section 4.04(a)(3) and (E) to the extent constituting an Investment, such Investment will be deemed to be made by the Company or such Restricted Subsidiary pursuant to another provision of this Section 4.04 (other than pursuant to Section 4.04(b)(12) hereof) or pursuant to the definition of “Permitted Investments” (other than clause (10) thereof);

(15)          the distribution, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock of, Equity Interests in, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, substantially all the assets of which are cash and Cash Equivalents);

(16)          payments and distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole that complies with the terms of this Indenture or any other transaction that complies with the terms of this Indenture;

(17)          the payment of dividends, other distributions and other amounts by the Company to, or the making of loans to, any parent company in the amount required for such parent to, if applicable, pay amounts equal to amounts required for any parent company, if applicable, to pay interest and/or principal (including AHYDO “catch-up payments”) on Indebtedness, the proceeds of which have been permanently contributed to the Company or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, the Company or any Restricted Subsidiary incurred in accordance with this Indenture; provided that the aggregate amount of such dividends shall not exceed the amount of cash actually contributed to the Company for the incurrence of such Indebtedness;

(18)          the declaration and payment of dividends on the common stock or common equity interests of the Company or any parent company of the Company in an aggregate amount per annum not to exceed 6.0% of the Market Capitalization;

(19)          any Permitted SPAC Warrant Transaction; or

(20)          Restricted Payments in an aggregate amount that, when taken together with all Restricted Payments made pursuant to this clause (20) and then outstanding, does not exceed the greater of $65.0 million and 4.0% of Consolidated Tangible Assets; provided that no issuance and sale of Qualified Equity Interests pursuant to Sections 4.04(b)(2) or (4) shall increase the Restricted Payments Basket, except to the extent the proceeds thereof exceed the amounts used to effect the transactions described therein.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or a Restricted Subsidiary of the Company, as the case may be, pursuant to the Restricted Payment. For purposes of determining compliance with this Section 4.04, in the event that a transaction meets the criteria of one or more of the types of Restricted Payments or Permitted Investments described in the above clauses or the definitions thereof, the Company may, in its sole discretion, order and classify, and from time to time reorder and reclassify (based on circumstances existing at the time of such reclassification) such transaction as a Restricted Payment or Permitted Investment and the clause described above or in the definitions thereof if it would have been permitted at the time of any such reclassification.

SECTION 4.05.      Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1)            pay dividends or make any other distributions on or in respect of its Equity Interests;

(2)            make loans or advances or pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary; or

(3)            transfer any of its assets to the Company or any other Restricted Subsidiary, except for:

(A)          encumbrances or restrictions existing under or by reason of applicable law;

(B)           encumbrances or restrictions existing under the Notes and the Note Guarantees;

(C)           non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

(D)           encumbrances or restrictions existing under agreements existing on the Issue Date as in effect on the Issue Date and encumbrances or restrictions applicable to Restricted Subsidiaries existing under any Credit Facility pursuant to which Indebtedness has been incurred under Section 4.03(b)(1);

(E)            restrictions on the transfer of assets subject to any Lien permitted under this Indenture imposed by the holder of such Lien;

(F)            restrictions on the transfer of assets imposed under any agreement to sell such assets permitted under this Indenture to any Person pending the closing of such sale;

(G)           any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the assets of any Person, other than the Person or the assets so acquired;

(H)           encumbrances or restrictions arising in connection with Refinancing Indebtedness; provided, however, that any such encumbrances and restrictions are not materially more restrictive than those contained in the agreements creating or evidencing the Indebtedness being refinanced;

(I)            customary provisions in leases, licenses, partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of leasehold interests or ownership interests in such partnership, limited liability company, joint venture or similar Person;

(J)            Purchase Money Indebtedness incurred in compliance with Section 4.03 to the extent they impose restrictions of the nature described in Section 4.05(3) on the assets acquired;

(K)           Non-Recourse Indebtedness incurred in compliance with Section 4.03 to the extent they impose restrictions of the nature described in Section 4.05(3) on the assets secured by such Non-Recourse Indebtedness or on the Equity Interests in the Person holding such assets;

(L)           customary restrictions in other Indebtedness incurred in compliance with Section 4.03; provided that such restrictions, taken as a whole, are, no more materially restrictive with respect to such encumbrances and restrictions than those contained in the existing agreements referenced in clause (D) of this Section 4.05;

(M)          restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(N)           any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (M) of this Section 4.05; provided that such amendments or refinancings are, in the good faith judgment of the Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

SECTION 4.06.      Limitations on Asset Sales. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless: (1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale; and (2) at least 70% of the total consideration received in such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents.

For the purposes of this Section 4.06(a), the following are deemed to be cash: (i) the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of the Company or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Company or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness; (ii) the amount of any obligations received from such transferee that are within 180 days converted by the Company or such Restricted Subsidiary to cash or Cash Equivalents (to the extent of the cash or Cash Equivalents actually so received); (iii) the Fair Market Value of any assets (other than securities, unless such securities represent Equity Interests in an entity engaged solely in a Permitted Business, such entity becomes a Restricted Subsidiary and the Company or a Restricted Subsidiary acquires voting and management control of such entity) received by the Company or any Restricted Subsidiary to be used by it in the Permitted Business; and (iv) any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale the Fair Market Value of which, when taken together with all other Designated Non-cash Consideration received since the Issue Date (and not subsequently converted into Cash Equivalents and treated as Net Available Proceeds of an Asset Sale), does not exceed the greater of (i) $30.0 million and (ii) 2.0% of Consolidated Tangible Assets at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value. If at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this Section 4.06.

(b)           If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company or such Restricted Subsidiary shall, no later than 365 days following the receipt of the Net Available Proceeds, apply all or any of the Net Available Proceeds therefrom (1) to repay, prepay, redeem or repurchase and, with respect to any revolving Indebtedness, permanently reduce Indebtedness and commitments with respect thereto, any: (x) Obligations under (i) secured Indebtedness under any Credit Facility or (ii) secured Indebtedness of the Company or secured Indebtedness of any Guarantor, in each case other than Subordinated Indebtedness or Indebtedness owed to the Company, any Restricted Subsidiary or an Affiliate of the Company (including any parent company); (y) Obligations under the Notes or any other Pari Passu Indebtedness of the Company or any Restricted Subsidiary of the Company; provided that if the Company or any such Restricted Subsidiary shall so repay or prepay any such other Pari Passu Indebtedness (other than as described in Section 4.06(b)(1)(x)), the Company will reduce (or offer to reduce) Obligations under the Notes on a pro rata basis (based on the amount so applied to such repayments or prepayments) by, at their option, (A) redeeming Notes as described under Section 3.07, (B) making an offer (in accordance with the procedures set forth in Section 4.06(c) and (d) for an Asset Sale Offer) to all Holders to purchase their Notes at a purchase price of at least 100% of the principal amount thereof, plus the amount of accrued but unpaid interest thereon (with any amounts not tendered up to the maximum amount of such offer deemed used pursuant to this clause (B)) or (C) purchasing Notes through privately negotiated transactions or open market purchases, in a manner that complies with this Indenture and applicable securities law; or (z) Indebtedness of a Restricted Subsidiary that is not a Guarantor with proceeds of Asset Sales by such Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Company, any Restricted Subsidiary or an Affiliate of the Company (including any parent company); (2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company; (3) to make a capital expenditure; (4) to acquire Additional Assets or improve or develop existing assets to be used in a Permitted Business; or (5) to make any combination of the foregoing payments, redemptions, repurchases or investments; provided, however, that, with respect to clauses (2), (3), (4) or (5) of this Section 4.06(b), a binding commitment entered into by the end of such 365-day period under which it is contractually committed to use the Net Available Proceeds as set forth in clauses (2), (3), (4) and (5) of this Section 4.06(b) shall be treated as a permitted application of an amount of Net Available Proceeds from the date of such commitment so long as (x) the Company or such Restricted Subsidiary entered into such commitment with the good faith expectation that such amount of Net Available Proceeds will be applied to satisfy such commitment within 180 days of entering into such commitment (an “Acceptable Commitment”) and (y) such Net Available Proceeds are actually applied in such manner within the later of 365 days from receipt of the Net Available Proceeds from the applicable Asset Sale and 180 days from the date of the Acceptable Commitment. Pending the final application of any Net Available Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Available Proceeds in any manner that is not prohibited by this Indenture.

(c)           Any Net Available Proceeds from Asset Sales that are not applied or invested as provided in Section 4.06(b) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company shall make an Asset Sale Offer to all Holders of Notes and if the Company elects (or is required by the terms of such other Pari Passu Indebtedness), all holders of other Pari Passu Indebtedness (an “Asset Sale Offer”) to purchase the maximum aggregate principal amount of Notes and such Pari Passu Indebtedness, in minimum denominations of $2,000 initial principal amount and multiples of $1,000 in excess thereof, that may be purchased with an amount equal to the Excess Proceeds at an offer price in cash in an amount not less than 100% of the principal amount thereof, or, in the case of Pari Passu Indebtedness represented by securities sold at a discount, not less than the amount of the accreted value thereof at such time, plus accrued and unpaid interest to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture. In the event that the Company or any Restricted Subsidiary of the Company prepays any Pari Passu Indebtedness that is outstanding under a revolving credit or other committed loan facility pursuant to an Asset Sale Offer, the Company or such Restricted Subsidiary shall cause the related loan commitment to be reduced in an amount equal to the principal amount so prepaid. After the completion of an Asset Sale, the Company and its Restricted Subsidiaries may make an Asset Sale Offer prior to the time they are required to do so by the first sentence of this paragraph. If the Company or any Restricted Subsidiary completes such an Asset Sale Offer with respect to any Net Available Proceeds, the Company and its Restricted Subsidiaries shall be deemed to have complied with this Section 4.06 with respect to the application of such Net Available Proceeds, and any such Net Available Proceeds remaining after completion of such Asset Sale Offer may be used by the Company and its Restricted Subsidiaries for any purpose not prohibited by this Indenture. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not prohibited by this Indenture. If the aggregate principal amount of Notes and other Pari Passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and the agent for such other Pari Passu Indebtedness will select such other Pari Passu Indebtedness to be purchased on a pro rata basis based on the aggregate principal amount of the Notes and the other Pari Passu Indebtedness to be purchased validly tendered and not withdrawn. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(d)           The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.06, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this Section 4.06 by virtue of such compliance.

SECTION 4.07.      Limitations on Transactions with Affiliates. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate involving aggregate consideration in excess of $5.0 million (an “Affiliate Transaction”), unless: (1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could be obtained in a comparable transaction at such time on an arm’s-length basis by the Company or that Restricted Subsidiary from a Person that is not an Affiliate of the Company or that Restricted Subsidiary; and (2) with respect to any Affiliate Transaction involving aggregate value expended or received by the Company or any Restricted Subsidiary in excess of $15.0 million, the Company delivers to the Trustee an Officer’s Certificate of the Company certifying that such Affiliate Transaction complies with Section 4.07(a)(1) and a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by the disinterested directors approving such Affiliate Transaction.

(b)           The provisions of Section 4.07(a) shall not apply to;

(1)            transactions exclusively between or among (a) the Company and one or more Restricted Subsidiaries or, in any case, any entity that becomes a Restricted Subsidiary as a result of such transaction or (b) Restricted Subsidiaries; provided, in each case, that no Affiliate of the Company (other than another Restricted Subsidiary) directly owns Equity Interests of any such Restricted Subsidiary;

(2)            reasonable director, officer, employee and consultant compensation (including bonuses) and other benefits (including retirement, health, stock and other benefit plans) and indemnification and insurance arrangements;

(3)           the allocation of employee services among the Company, its Subsidiaries and the Joint Ventures on a fair and equitable basis in the ordinary course of business; provided that, in the case of any such Subsidiary or Joint Venture, no officer, director or stockholder of the Company beneficially owns any Equity Interests in such Subsidiary or Joint Venture (other than indirectly through ownership of Equity Interests in the Company);

(4)           any Permitted Investment (other than any Permitted Investment made in accordance with either clause (1)(b) or any of clauses (15), (16) or (21) of the definition of “Permitted Investments” to the extent that such Permitted Investment under any of clauses (15), (16) or (21) is in a Joint Venture or Unrestricted Subsidiary of which any officer, director or stockholder of the Company or any other parent company beneficially owns any Equity Interests (other than indirectly through ownership of Equity Interests in the Company or such parent company));

(5)           any agreement as in effect as of the Issue Date or any extension, amendment or modification thereto (so long as any such extension, amendment or modification satisfies the requirements set forth in Section 4.07(a)(1)) or any transaction contemplated thereby;

(6)            Restricted Payments made in accordance with Section 4.04 (other than Section 4.04(b)(14)(F));

(7)            licensing of trademarks to, and allocation of overhead, sales and marketing, travel and like expenses among, the Company, its Subsidiaries and the Joint Ventures on a fair and equitable basis in the ordinary course of business; provided that, in the case of any such Subsidiary or Joint Venture, no officer, director or stockholder of the Company beneficially owns any Equity Interests in such Subsidiary or Joint Venture (other than indirectly through ownership of Equity Interests in the Company);

(8)            issuances, sales or other dispositions of Qualified Equity Interests for cash by the Company to an Affiliate;

(9)           any employment or consulting agreement, employee or director benefit plan, officer or director compensation or indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business or approved in good faith by the Board of Directors of the Company and payments pursuant thereto and the issuance of Equity Interests of the Company (other than Disqualified Equity Interests) to current, former or future directors, employees and consultants pursuant to stock option or stock ownership, bonus or benefit plans;

(10)          transactions with customers, clients, suppliers, contractors, Joint Venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and the Restricted Subsidiaries (including pursuant to Joint Venture agreements) and otherwise in compliance with the terms of this Indenture;

(11)          any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Company or a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition or merger, and any amendment thereto, so long as any such amendment is not disadvantageous to the Holders in the good faith judgment of the disinterested members of the Board of Directors of the Company, when taken as a whole, as compared to the applicable agreement as in effect on the date of such acquisition or merger;

(12)          transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls (including pursuant to a Joint Venture or shareholders agreement), such Person;

(13)          transactions for which a written opinion as to the fairness of such Affiliate Transaction to the Company or such Restricted Subsidiary from a financial point of view or a written appraisal supporting the value of such Affiliate Transaction, in either case, issued by an Independent Financial Advisor has been delivered to the Trustee;

(14)         (a) the payment of indemnification and similar amounts to, and reimbursement of expenses to parent companies of the Company and their officers, directors, employees and affiliates, (b) payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, present or former employees, officers, directors, managers, consultants or independent contractors or guarantees in respect thereof for bona fide business purposes or in the ordinary course of business or consistent with past practice or industry practice, (c) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Company or any of its Subsidiaries or of any parent company and (d) any payment of compensation or other employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers current, former or future officers, directors, employees, managers, consultants and independent contractors of the Company or any of its Subsidiaries or any parent company;

(15)          payments by the Company (and any parent company) and its Subsidiaries pursuant to tax sharing agreements among the Company (and any parent company) and its Subsidiaries to the extent permitted under Section 4.04(b)(14)(B);

(16)          any lease entered into between the Company or any Restricted Subsidiary, as lessee, and any Affiliate of the Company, as lessor, and transactions pursuant to that lease which lease is approved by the senior management of the Company in good faith;

(17)          intellectual property licenses in the ordinary course of business or consistent with past practice or industry practice;

(18)          the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to equity holders of the Company or any parent company pursuant to an equity holders agreement or a registration rights agreement entered into on or after the Issue Date; and

(19)          transactions permitted by, and complying with, the provisions of Section 5.01 solely for the purpose of (a) forming a holding company or (b) reincorporating the Company in a new jurisdiction.

SECTION 4.08.      Effectiveness of Covenants.

(a)            The first day (such date, a “Suspension Date”) on which:

(1)            the Notes have an Investment Grade Rating from both of the Rating Agencies; and

(2)            no Default has occurred and is continuing under this Indenture, the covenants listed below will be suspended and the Company and its Restricted Subsidiaries will not be subject to the provisions of Section 4.03, 4.04, 4.05, 4.06, 4.07, 4.11, 4.13 (but only with respect to any Person that is required to become a Guarantor on or after the date of the commencement of the applicable Suspension Date) and 5.01(a)(3), (collectively, the “Suspended Covenants”).

(b)           If at any time the Notes’ credit rating is below an Investment Grade Rating by any Rating Agency, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reinstatement Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes subsequently attain an Investment Grade Rating from both of the Rating Agencies and no Default is in existence and continuing at such time (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Rating from both of the Rating Agencies); provided, however, that no Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of the Company nor any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants had remained in effect during such period. The period of time between the Suspension Date and the Reinstatement Date is referred to as the “Suspension Period.”

(c)            On the Reinstatement Date, all Indebtedness incurred during the Suspension Period will be classified to have been incurred pursuant to Sections 4.03(a) or 4.03(b) (in each case to the extent such Indebtedness would be permitted to be incurred thereunder as of the Reinstatement Date and after giving effect to Indebtedness incurred prior to the Suspension Period and outstanding on the Reinstatement Date). To the extent such Indebtedness would not be so permitted to be incurred, such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified under Section 4.03(b)(3). Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under Section 4.04 will be made as though the covenant described under Section 4.04 had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 4.04(a). Notwithstanding the foregoing, no Default or Event of Default will be deemed to have occurred solely by reason of a Restricted Payment made during the Suspension Period.

(d)            During any period when the Suspended Covenants are suspended, the Board of Directors may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to this Indenture.

(e)            Promptly following the occurrence of any Suspension Date or Reinstatement Date, the Company will provide an Officer’s Certificate to the Trustee regarding such occurrence; provided that such Officer’s Certificate shall not be a condition to the effectiveness of the Suspension Date. The Trustee shall have no obligation to independently determine or verify if a Suspension Date or Reinstatement Date has occurred or notify the Holders of any Suspension Date or Reinstatement Date. The Trustee may provide a copy of such Officer’s Certificate to any Holder of the Notes upon written request.

SECTION 4.09.      [Reserved].

SECTION 4.10.      Change of Control. (a) Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Company repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest to, but excluding, the date of purchase.

(b)           Within 30 days following any Change of Control, the Company shall deliver a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1)            that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder’s Notes at a purchase price (the “Change of Control Purchase Price”) in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest to, but excluding, the date of purchase;

(2)            the circumstances and relevant facts regarding such Change of Control;

(3)            the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is given); and

(4)            the instructions, as determined by the Company, consistent with this Section, that a Holder must follow in order to have its Notes purchased.

(c)            Holders electing to have a Note purchased will be required to surrender the Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the purchase date. Holders will be entitled to withdraw their election if the Trustee or the Company receives not later than one Business Day prior to the purchase date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing its election to have such Note purchased.

(d)           On the purchase date, all Notes purchased by the Company under this Section shall be delivered by the Company to the Trustee for cancellation, and the Company shall pay the purchase price plus accrued and unpaid interest to the Holders entitled thereto.

(e)            Notwithstanding any other provision of this Indenture, the Company shall not be required to make a Change of Control Offer following a Change of Control if: (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer; (2) in connection with or in contemplation of any Change of Control, the Company or any third party has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Purchase Price and has purchased all Notes validly tendered and not withdrawn under such Alternate Offer; or (3) if notice of redemption has been given pursuant to Section 3.07.

(f)            A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(g)           The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.10. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.10, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.10 by virtue of its compliance with such securities laws or regulations.

SECTION 4.11.       Limitations on Designation of Unrestricted Subsidiaries. The Company may designate any Subsidiary of the Company as an “Unrestricted Subsidiary” under this Indenture (a “Designation”) only if (1) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation and (2) the Company would be permitted to make, at the time of such Designation, (a) a Permitted Investment, (b) an Investment pursuant to Section 4.04, or (c) a combination of a payment pursuant to the foregoing clause (a) and (b), in any case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Company’s proportionate interest in such Subsidiary on such date.

No Subsidiary shall be Designated as an “Unrestricted Subsidiary” unless: (1) neither the Company nor any of its other Subsidiaries (other than any Unrestricted Subsidiaries) (x) provides any direct or indirect credit support for any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (y) is directly or indirectly liable for any Indebtedness of such Subsidiary other than, in each case, (a) a Permitted Investment or (b) such Investments as are permitted pursuant to Section 4.04; (2) such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding (x) are no less favorable to the Company or the Restricted Subsidiary than those that would be reasonably expected to be obtained at the time from Persons who are not Affiliates of the Company or such Restricted Subsidiary or (y) would be permitted as (a) an Affiliate Transaction under and in compliance with Section 4.07, (b) an Asset Sale under and in compliance with Section 4.06, (c) a Permitted Investment or (d) an Investment under and in compliance with Section 4.04; and (3) such Subsidiary is a Person with respect to which neither the Company nor any Restricted Subsidiary has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results.

If, at any time after the Designation, any Unrestricted Subsidiary fails to meet the requirements set forth in the preceding paragraph, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of the date and, if the Indebtedness is not permitted to be incurred under Section 4.03 or the Lien is not permitted under Section 4.12, the Company shall be in default of the applicable covenant.

The Company may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if (1) no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation and (2) all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of this Indenture.

All Designations and Redesignations must be evidenced by resolutions of the Board of Directors delivered to the Trustee in an Officer’s Certificate certifying compliance with the foregoing provisions.

SECTION 4.12.       Limitations on Liens. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien (a “Triggering Lien”) of any nature whatsoever against any assets now owned or hereafter acquired by the Company or such Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary), or any proceeds, income or profits therefrom securing any Indebtedness, except Permitted Liens, unless all payments due under this Indenture and the Notes (or under a Note Guarantee in the case of Liens of a Guarantor) are secured on an equal and ratable basis (or on a superior basis, in the event the other Indebtedness is Subordinated Indebtedness) with the obligations so secured until such time as such obligations are no longer secured by a Triggering Lien.

(b)           Any Lien created for the benefit of the Holders pursuant to Section 4.12(a) may provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien securing such Indebtedness that gave rise to the obligations to secure the Notes or such Note Guarantee under this Section 4.12.

(c)            For purposes of determining compliance with this Section 4.12, (i) a Lien securing an item of Indebtedness (or any portion thereof) need not be permitted solely by reference to one category of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 4.12(a) but may be permitted in part under any combination thereof and (ii) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or is incurred, issued or exists pursuant to Section 4.12(a), the Company may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred or issued at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and at the time of incurrence, issuance, classification or reclassification will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the categories of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 4.12(a) and, in such event, such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being incurred, issued or existing pursuant to only such clause or clauses (or any portion thereof) or pursuant to Section 4.12(a) without including such item (or portion thereof) when calculating the amount of Liens or Indebtedness that may be incurred or issued pursuant to any other clause or paragraph (or portion thereof) at such time.

(d)           With respect to any revolving loan Indebtedness or commitment relating to the incurrence of Indebtedness that is designated to be incurred on any date pursuant to Section 4.03(c), any Lien that does or that shall secure such indebtedness may also be designated by the Company or any Restricted Subsidiary to be incurred on such date and, in such event, any related subsequent actual incurrence of such Lien shall be deemed for all purposes under the Indenture to be incurred on such prior date, including for purposes of calculating usage of any “Permitted Lien.”

(e)           With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness that is not deemed to be an incurrence of Indebtedness for purposes of Section 4.03.

SECTION 4.13.      Additional Note Guarantees. If, after the Issue Date, (a) the Company or any Restricted Subsidiary shall acquire or create another Wholly Owned Subsidiary (other than (i) a Subsidiary that has been designated an Unrestricted Subsidiary, and (ii) any Subsidiary that is a project-financed special purpose entity) or (b) any Unrestricted Subsidiary is redesignated a Wholly Owned Restricted Subsidiary, then, in each such case, to the extent such Wholly Owned Subsidiary has guaranteed any Indebtedness of the Company or any Guarantor and such guarantee is then outstanding, the Company shall cause such Restricted Subsidiary to execute and deliver to the Trustee (x) a supplemental indenture substantially in the form annexed hereto as Exhibit B pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and this Indenture and (y) a notation of guarantee in respect of its Note Guarantee. For the avoidance of doubt, only such Restricted Subsidiary shall execute and deliver such supplemental indenture and no Officer’s Certificate or Opinion of Counsel shall be delivered in connection therewith.

SECTION 4.14.      Compliance Certificate. The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company (starting with the fiscal year ended December 31, 2024) an Officer’s Certificate stating that, to the signing Officer’s knowledge, no Default has occurred and is continuing under this Indenture, or, if a Default has occurred and is continuing, what action the Company and/or the Guarantors are taking or propose to take with respect thereto.

SECTION 4.15.      Further Instruments and Acts. Upon request of the Trustee, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

Article 5
SUCCESSOR COMPANY

SECTION 5.01.      When Company May Merge or Transfer Assets. (a) The Company will not, directly or indirectly, in a single transaction or a series of related transactions, (x) consolidate or merge with or into any Person (other than a merger that satisfies the requirements of Section 5.01(a)(1) with a Wholly Owned Restricted Subsidiary solely for the purpose of changing the Company’s jurisdiction of incorporation to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Company or the Company and the Restricted Subsidiaries (taken as a whole), to any Person or (y) adopt a Plan of Liquidation unless, in either case:

(1)           either (a) the Company will be the surviving or continuing Person or (b) the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is a corporation or limited liability company organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by supplemental indenture in form satisfactory to the Trustee, all of the obligations of the Company under the Notes and this Indenture; provided that if at any time the Successor is a limited liability company, there shall be a co-issuer of the Notes that is a corporation organized and existing under the laws of any State of the United States of America or the District of Columbia;

(2)            immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in Section 5.01(a)(1)(b) and the incurrence of any Indebtedness to be incurred in connection therewith, no Default shall have occurred and be continuing;

(3)            immediately after and giving effect to such transaction and the assumption (if applicable) of the obligations set forth in Section 5.01(a)(1)(b) and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, (a) the Company or the Successor, as the case may be, could incur $1.00 of additional Indebtedness pursuant to the Ratio Exception, (b) the Consolidated Fixed Charge Coverage Ratio of the Company or the Successor is equal to or greater than such ratio for the Company immediately prior to such transaction, or (c) the ratio of Consolidated Indebtedness to Consolidated Tangible Net Worth of the Company or the Successor is no greater than such ratio for the Company immediately prior to such transaction; and

(4)            if the Company is not the resulting, surviving or transferee person, the Company shall have delivered to the Trustee an Officer’s Certificate and Opinion of Counsel, each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with this Indenture and if a supplemental indenture is required in connection with such a transaction, that such supplemental indenture is authorized or permitted by this Indenture and an Opinion of Counsel stating that such supplemental indenture is the valid and binding obligation of the surviving person, subject to customary assumptions and qualifications.

For purposes of this Section 5.01, any Indebtedness of the Successor which was not Indebtedness of the Company or a Guarantor immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

(b)           No Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, whether or not affiliated with such Guarantor, unless:

(1)           either, (a) such Guarantor will be the surviving or continuing Person or (b) the Person formed by or surviving any such consolidation or merger assumes, by supplemental indenture in form satisfactory to the Trustee, all of the obligations of such Guarantor under the Note Guarantee of such Guarantor and this Indenture;

(2)            immediately after giving effect to such transaction no Default shall have occurred and be continuing; and

(3)            if such Guarantor is not, the resulting, surviving or transferee Person, the Company shall have delivered to the Trustee an Officer’s Certificate and Opinion of Counsel, each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with this Indenture and if a supplemental indenture is required in connection with such a transaction, that such supplemental indenture is authorized or permitted by this Indenture and an Opinion of Counsel stating that such supplemental indenture is the valid and binding obligation of the surviving Person, subject to customary assumptions and qualifications.

Notwithstanding the foregoing, (a) any Restricted Subsidiary may consolidate or merge with or into or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of its assets to, the Company or another Restricted Subsidiary and (b) the requirements of the immediately preceding paragraph will not apply to any transaction pursuant to which such Guarantor is permitted to be released from its Note Guarantee in accordance with the provisions described under Section 10.07.

For purposes of this Section 5.01, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the assets of the Company, will be deemed to be the transfer of all or substantially all of the assets of the Company.

Upon any consolidation, combination or merger of the Company or a Guarantor, or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company or such Guarantor is not the continuing obligor under the Notes or its Note Guarantee, the surviving entity formed by such consolidation or into which the Company or such Guarantor is merged or to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor under this Indenture, the Notes and the Note Guarantees with the same effect as if such surviving entity had been named therein as the Company or such Guarantor and, except in the case of a conveyance, transfer or lease, the Company or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Note Guarantee, as the case may be, and all of the Company’s or such Guarantor’s other obligations and covenants under the Notes, this Indenture and its Note Guarantee, if applicable.

Article 6
DEFAULTS AND REMEDIES

SECTION 6.01.      Events of Default. Each of the following is an “Event of Default”:

(1)            failure by the Company to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days;

(2)            failure by the Company to pay the principal on any of the Notes when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise;

(3)            failure by the Company to comply with any of its agreements or covenants described in Section 5.01;

(4)            failure by the Company to comply with any other agreement or covenant in this Indenture and continuance of this failure for 60 days after written notice of the failure has been given to the Company by the Trustee or by the Holders of at least 30% of the aggregate principal amount of the Notes then outstanding;

(5)           default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default (a) is caused by a failure to pay when due principal on such Indebtedness within the applicable express grace period, or (b) results in the acceleration of such Indebtedness prior to its express final maturity, and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in Sections 6.01(5)(a) or 6.01(5)(b) has occurred and is continuing, aggregates $20.0 million or more; provided, however, that if any such default is cured or waived or any acceleration rescinded or such Indebtedness is repaid within a period of thirty (30) days from the continuation of such default beyond any applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under this Indenture and any consequential acceleration of the Notes shall automatically be rescinded so long as such rescission does not conflict with any judgment or decree;

(6)           one or more judgments or orders that exceed $20.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Company or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;

(7)            the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A)           commences a voluntary case;

(B)           consents to the entry of an order for relief against it in an involuntary case;

(C)           consents to the appointment of a Custodian of it or for all or substantially all of its assets; or

(D)           makes a general assignment for the benefit of its creditors,

(8)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)           is for relief against the Company or any Significant Subsidiary as debtor in an involuntary case;

(B)           appoints a Custodian of the Company or any Significant Subsidiary or a Custodian for all or substantially all of the assets of the Company or any Significant Subsidiary; or

(C)           orders the liquidation of the Company or any Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 days; or

(9)            the Note Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and this Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of this Indenture and the Note Guarantee).

SECTION 6.02.       Acceleration. If an Event of Default (other than an Event of Default specified in Sections 6.01(7) or (8) with respect to the Company) occurs and is continuing, up to two years following the first public notice or notice to the Trustee of such event, the Trustee, by written notice to the Company, or the Holders of at least 30% in aggregate principal amount of the Notes then outstanding by written notice to the Company and the Trustee, may declare all amounts owing under the Notes to be due and payable immediately. Upon the effectiveness of such declaration of acceleration (to the extent not invalidated pursuant to the subsequent paragraph), the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall immediately become due and payable; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Notes may rescind and annul such acceleration. If an Event of Default specified in Sections 6.01(7) or (8) with respect to the Company occurs, all outstanding Notes shall become due and payable without any further action or notice.

Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Holder Direction”) provided by any one or more Holders (other than any Holder that is a Regulated Bank, an initial purchaser or one of its Affiliates) (each a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Company and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that have represented to such Holder that they are not) Net Short (a “Position Representation”), which representation, in the case of a Holder Direction relating to the delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Holder Direction, to covenant to provide the Company with such other information as the Company may reasonably request from time to time in order to verify the accuracy of such Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee, and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.

If, following the delivery of a Holder Direction, but prior to acceleration of the Notes, the Company determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that the Company has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Holder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Holder Direction, but prior to acceleration of the Notes, the Company provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Event of Default that resulted from the applicable Holder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Holder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Holder Direction would have been insufficient to validly provide such Holder Direction, such Holder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Holder Direction or any notice of such Default or Event of Default.

Notwithstanding anything in the preceding two paragraphs to the contrary, any Holder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing paragraphs.

For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Holder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise. The Trustee shall have no liability to the Company, any Holder or any other Person in acting in good faith on a Holder Direction.

SECTION 6.03.      Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.04.      Waiver of Past Defaults. The Holders of a majority in principal amount of the Notes by notice to the Trustee may waive an existing Default and its consequences except a Default that under Section 9.02 cannot be waived, or in respect of a provision that under Section 9.02 cannot be amended, without the consent of each Holder affected. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

SECTION 6.05.      Control by Majority. The Holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 7.01, that the Trustee determines is unduly prejudicial to the rights of other Holders (it being understood that the Trustee shall have no duty to determine whether any action is prejudicial to any Holder) or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action hereunder, the Trustee shall be entitled to indemnification or security satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action.

SECTION 6.06.      Limitation on Suits. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1)            the Holder gives to the Trustee written notice stating that an Event of Default is continuing;

(2)           the Holders of at least 30% in principal amount of the Notes make a written request to the Trustee to pursue the remedy;

(3)           such Holder or Holders offer, and if requested, provide to the Trustee security and indemnity satisfactory to the Trustee;

(4)            the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(5)            the Holders of a majority in principal amount of the Notes do not give the Trustee a direction inconsistent with the request during such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder. In the event that the Definitive Notes are not issued to any beneficial owner promptly after the Registrar has received a request from the Holder of a Global Note to issue such Definitive Notes to such beneficial owner of its nominee, the Company expressly agrees and acknowledges, with respect to the right of any Holder to pursue a remedy pursuant to this Indenture, the right of such beneficial holder of Notes to pursue such remedy with respect to the portion of the Global Note that represents such beneficial holder’s Notes as if such Definitive Notes had been issued.

SECTION 6.07.      Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08.      Collection Suit by Trustee. If an Event of Default specified in Sections 6.01(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.07.

SECTION 6.09.       Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company, its creditors or its property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07.

SECTION 6.10.      Priorities. If the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

FIRST: to the Trustee for amounts due under Section 7.07;

SECOND: to Holders for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

THIRD: to the Company.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section. At least 15 days before such record date, the Company shall deliver to each Holder and the Trustee (and send electronically in accordance with the Depository’s procedures) a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11.      Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in aggregate principal amount of the Notes.

SECTION 6.12.      Waiver of Stay or Extension Laws. The Company (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 6.13.      Notice of Default.

The Trustee shall, within 90 days after a Trust Officer becomes aware of the occurrence of any Default with respect to the Notes, give the Holders notice of all uncured Defaults thereunder known to it; provided, however, that, except in the case of an Event of Default in payment with respect to the Notes or a Default in complying with Section 4.06 the Trustee shall be protected in withholding such notice if and so long as the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders.

Article 7
TRUSTEE

SECTION 7.01.      Duties of Trustee. (a) If an Event of Default actually known to a Trust Officer has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the same circumstances in the conduct of his or her own affairs.

(b)           Except during the continuance of an Event of Default:

(1)           the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)            in the absence of gross negligence or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)           The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(1)            this paragraph does not limit the effect of paragraph (b) of this Section;

(2)           the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3)           the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d)           Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c), (d), (e), (f), (g), (h) and (i) of this Section 7.01.

(e)           The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(f)            Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)           No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(h)           The Trustee shall not be under any obligation to exercise any of its respective rights or powers under this Indenture at the request or direction of any of the Holders unless the Holders have offered, and if requested, provided to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense.

(i)            The Trustee shall not be required to give any bond or surety in respect of the performance of its powers or duties hereunder or otherwise.

SECTION 7.02.      Rights of Trustee. (a) The Trustee may rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b)           Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officer’s Certificate or Opinion of Counsel.

(c)           The Trustee may act through agents and attorneys and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)           The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.

(e)            The Trustee may consult with counsel, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f)            Except with respect to Sections 4.01 and 4.02, the Trustee shall have no duty to inquire as to the performance of the Company’s covenants in Article 4 hereof. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except (1) any Event of Default occurring pursuant to Sections 6.01(1) and 6.01(2) or (2) any Default or Event of Default of which the Trustee shall have received written notice in the manner set forth in this Indenture or a Trust Officer shall have obtained actual knowledge. Delivery of reports, information and documents to the Trustee under Section 4.02 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants thereunder (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate).

(g)           The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; pandemics; epidemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action, it being understood that the Trustee shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(h)           Anything in this Indenture notwithstanding, in no event shall the Trustee be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to loss of profit), even if the Company has been advised as to the likelihood of such loss or damage and regardless of the form of action.

(i)            The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(j)            Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(k)           The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be compensated, reimbursed and indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder and under the Notes, whether as agent or otherwise and including when acting in the capacity of agent, custodian and other Person employed to act hereunder.

(l)            Delivery of reports, information and documents (including without limitation reports contemplated under Section 4.02 hereof) to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(m)          The permissive rights of the Trustee to take certain actions under this Indenture or the Notes shall not be construed as a duty.

SECTION 7.03.      Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Section 7.10.

SECTION 7.04.      Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication. The Trustee shall not be bound to ascertain or inquire as to the performance, observance, or breach of any covenants, conditions, representations, warranties or agreements on the part of the Company. Under no circumstances shall the Trustee be liable in its individual capacity for the obligations evidenced by the Notes. The Trustee shall have no obligation to pursue any action that is not in accordance with applicable law. The Trustee shall have no obligation to independently determine or verify if any event has occurred or notify the Holders of any event dependent upon the rating of the Notes, or if the rating on the Notes has been changed, suspended or withdrawn by any rating agency. The Trustee shall have no obligation to independently determine or verify if any Change of Control, Asset Sale, or any other event has occurred or if an offer to purchase is required to be made, or notify the Holders of any such event.

SECTION 7.05.      Notice of Defaults. If a Default occurs, is continuing and is known to a Trust Officer, the Trustee shall give notice of the Default to each Holder within 90 days after a Trust Officer becomes aware of the occurrence of such Default. Except in the case of a Default in the payment of principal of or interest on any Note (including payments pursuant to the mandatory redemption provisions of such Note, if any) or a Default in complying with Section 5.01, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is not opposed to the interests of the Holders.

SECTION 7.06.      [Reserved].

SECTION 7.07.      Compensation and Indemnity. The Company shall pay to the Trustee from time to time compensation for its services as shall be agreed in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket disbursements, advances and expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Company and each Guarantor shall jointly and severally indemnify each of the Trustee and any predecessor Trustee for, and hold each of them harmless against, any and all loss, damage, claim, liability, fee, cost or expense, including taxes (other than taxes based on the income of the Trustee) and reasonable attorneys’ fees and expenses incurred by each of them in connection with acceptance or performance of its duties under this Indenture including the reasonable costs and expenses of enforcing this Indenture against the Company (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder (including settlement costs). The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee may have separate counsel and the Company shall pay the fees and expenses of such counsel. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or gross negligence, as determined by a final nonappealable order of a court of competent jurisdiction.

To secure the Company’s payment obligations in this Section, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

The Company’s payment obligations pursuant to this Section shall survive the resignation or removal of the Trustee and the satisfaction, discharge or other termination of this Indenture, including any termination or rejection hereof under any Bankruptcy Law. When the Trustee incurs expenses after the occurrence of a Default specified in Sections 6.01(7) or (8) with respect to the Company, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

SECTION 7.08. Replacement of Trustee. The Trustee may resign at any time by so notifying the Company. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee. The Company shall remove the Trustee if:

(1)       the Trustee fails to comply with Section 7.10;

(2)       the Trustee is adjudged bankrupt or insolvent;

(3)       a receiver or other public officer takes charge of the Trustee or its property; or

(4)       the Trustee otherwise becomes incapable of acting.

If the Trustee resigns, is removed by the Company or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall deliver a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10% in principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09. Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another entity, the resulting, surviving or transferee entity without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.10. Eligibility; Disqualification. There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition. No Person directly or indirectly controlling, controlled by or under common control with the Company or any Guarantor shall serve as the Trustee.

Article 8
SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.01. Discharge of Liability on Notes; Defeasance. (a) The Company may terminate its obligations and the obligations of the Guarantors under the Notes, the Note Guarantees and this Indenture, except the obligations referred to in 8.01(c), if (1) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from this trust) have been delivered to the Trustee for cancellation or (2) (i) all Notes not delivered to the Trustee for cancellation otherwise have become due and payable by reason of the delivery of a notice of redemption or otherwise or will become due and payable within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee trust funds in trust in an amount of money sufficient to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation; provided that in a discharge in connection with any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit on the date of redemption (the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of the redemption; any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption, (ii) the Company has paid all sums payable by it under this Indenture, (iii) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be, and (iv) the Trustee, for the benefit of the Holders, has a valid, perfected, exclusive security interest in this trust. In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel (as to legal matters) stating that all conditions precedent to satisfaction and discharge have been complied with. After such delivery, the Trustee shall acknowledge in writing the discharge of the Company’s and the Guarantors’ obligations under the Notes, the Note Guarantees and this Indenture except for those surviving obligations specified in Section 8.01(c).

(b)       Subject to Sections 8.01(c) and 8.02, the Company at any time may terminate (1) all its obligations under the Notes and this Indenture (“legal defeasance option”) or (2) its obligations under Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15 and 5.01(a)(3), the operation of Sections 6.01(3) (only as to Section 5.01(a)(3)), (4), (5), (6), (7), (8) (provided that operation of Sections 6.01(7) and (8) shall only be terminated after a period of 91 days following the deposit referred to in Sections 8.02(1)) and (9), and the operation of Section 10.07 (“covenant defeasance option”). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Sections 6.01(5) and 6.01(6) or because of the failure of the Company to comply with Section 5.01(a)(3).

Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

(c)       Notwithstanding Section 8.01(a) and (b), the Company’s obligations in Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, 7.07 and 7.08 and in this Article 8 shall survive until the Notes have been paid in full. Thereafter, the Company’s obligations in Sections 7.07, 8.04 and 8.05 shall survive.

SECTION 8.02. Conditions to Defeasance. The Company may exercise its legal defeasance option or its covenant defeasance option only if:

(1)       the Company irrevocably deposits with the Trustee, in trust, for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment) in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to pay the principal of and interest on the Notes on the stated date for payment or on the redemption date of the principal or installment of principal of or interest on the Notes, and the Trustee must have a valid, perfected, exclusive security interest in such trust;

(2)       in the case of the exercise of the legal defeasance option, the Company delivers to the Trustee an Opinion of Counsel in the United States confirming that (a) the Company has received from, or there has been published by the U.S. Internal Revenue Service, a ruling upon which the Company may rely, or (b) since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the exercise of the legal defeasance option and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such exercise of the legal defeasance option had not occurred;

(3)       in the case of the exercise of the covenant defeasance option, the Company delivers to the Trustee an Opinion of Counsel in the United States confirming that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such exercise of the covenant defeasance option and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the exercise of the covenant defeasance option had not occurred;

(4)       no Default has occurred and is continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

(5)       the exercise of the legal defeasance option or the exercise of the covenant defeasance option, as applicable, does not result in a breach or violation of, or constitute a default under, this Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (other than a default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

(6)       the Company delivers to the Trustee an Officer’s Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others; and

(7)       the Company delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that the conditions provided for in, in the case of the Officer’s Certificate, Sections 8.02(1) to (6) and, in the case of the Opinion of Counsel, Sections 8.02(1) (with respect to the validity and perfection of the security interest), (2) and/or (3) and (5) have been complied with.

Before or after a deposit, the Company may make arrangements satisfactory to the Trustee for the redemption of the Notes at a future date in accordance with Article 3.

SECTION 8.03. Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article 8. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.

SECTION 8.04. Repayment to Company. The Trustee and the Paying Agent shall promptly turn over to the Company upon request any excess money or securities held by them at any time.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Company for payment as general creditors.

SECTION 8.05. Indemnity for Government Obligations. The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.06. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article 8 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and each Guarantor’s obligations under this Indenture, each Note Guarantee and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article 8 until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article 8; provided, however, that, if the Company has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent. If the funds deposited with the Trustee to effect the exercise of the covenant defeasance option are insufficient to pay the principal of and interest on the Notes when due, then the obligations of the Company and the Guarantors under this Indenture will be revived and no such defeasance will be deemed to have occurred.

Article 9
AMENDMENTS

SECTION 9.01. Without Consent of Holders. The Company, the Guarantors and the Trustee may amend this Indenture, the Notes or the Note Guarantees without notice to or consent of any Holder:

(1)       to cure any ambiguity, defect or inconsistency;

(2)       to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code);

(3)       to provide for the assumption of the Company’s or any Guarantor’s obligations to the Holders in the case of a merger or acquisition;

(4)       to release any Guarantor from any of its obligations under its Note Guarantee or this Indenture (to the extent permitted by this Indenture);

(5)       to make any change that would provide any additional rights or benefits (including the addition of collateral) to the Holders of the Notes or that does not adversely affect in any material respect the legal rights under this Indenture of any such Holder;

(6)       to comply with SEC rules and regulations or changes to applicable law;

(7)       to conform the text of this Indenture, any Notes or any Note Guarantees to any provision of the “Description of the Notes” section of the Final Offering Memorandum;

(8)       to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the Issue Date;

(9)       to allow any Guarantor to execute a supplemental indenture or a Note Guarantee with respect to the Notes; or

(10)       to comply with the rules of any applicable securities depository.

SECTION 9.02. With Consent of Holders. The Company, the Guarantors and the Trustee may amend this Indenture or the Notes with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions (other than any continuing Default in the payment of the principal or interest on the Notes or a Default arising from the failure to redeem or purchase any Note when required pursuant to this Indenture) may also be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes). However, without the consent of each Holder affected thereby, an amendment or waiver may not:

(1)       change the maturity of any Note;

(2)       reduce the amount, extend the due date or otherwise affect the terms of any scheduled payment of interest on or principal of the Notes;

(3)       reduce any premium payable upon optional redemption of the Notes, change the date on which any Notes are subject to redemption or otherwise alter the provisions with respect to the redemption of the Notes (other than provisions specifying the notice periods for effecting a redemption and provisions relating to Sections 4.06 and 4.10, including related definitions);

(4)       make any Note payable in money or currency other than that stated in the Notes;

(5)       modify or change any provision of this Indenture or the related definitions to subordinate the Notes or any Note Guarantee in right of payment to other Indebtedness in a manner that adversely affects the Holders;

(6)       reduce the percentage of Holders necessary to consent to an amendment or waiver to this Indenture or the Notes;

(7)       impair the rights of Holders to receive payments of principal of or interest on the Notes; or

(8)       make any change in Sections 9.01 or 9.02.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

For the avoidance of doubt, (x) no amendment or deletion of any of the covenants contained in this Indenture in accordance with the provisions set forth therein or action taken in compliance with such provisions as in effect at the time of such action shall be deemed to make any change in the provisions or this Indenture relating to the contractual right of any Holder of the Notes to receive payments of principal of or interest on the Notes, and (y) for purposes of determining whether Holders have waived a Default or Event of Default under this Indenture, or whether consent to any amendment or supplement has been given, the holders of the Notes “then outstanding” shall refer to the Holders of Notes (including any Additional Notes) at the time such waiver or consent is given (regardless of whether such Default or Event of Default occurred prior to such time).

After an amendment under this Section becomes effective, the Company shall give to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

SECTION 9.03. Revocation and Effect of Consents and Waivers. A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver becomes effective upon the execution of such amendment or waiver by the Trustee.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described in this Article 9 or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.04. Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

SECTION 9.05. Trustee To Sign Amendments. The Trustee shall sign any amendment authorized pursuant to this Article 9 if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and to receive, and (subject to Section 7.01) shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that such amendment is authorized or permitted by this Indenture.

Article 10
GUARANTEES

SECTION 10.01. Guarantees. Each Guarantor hereby unconditionally and irrevocably guarantees, jointly and severally, to each Holder and to the Trustee and its successors and assigns (a) the full and punctual payment of principal of and interest on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under this Indenture and the Notes and (b) the full and punctual performance within applicable grace periods of all other obligations of the Company under this Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor and that such Guarantor will remain bound under this Article 10 notwithstanding any extension or renewal of any Obligation.

Each Guarantor waives presentation to, demand of, payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (1) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person (including any Guarantor) under this Indenture, the Notes or any other agreement or otherwise; (2) any extension or renewal of any thereof; (3) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (4) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or any of them; (5) the failure of any Holder or the Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (6) except as set forth in Section 10.07, any change in the ownership of such Guarantor.

Each Guarantor further agrees that its Note Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

Except as expressly set forth in Sections 8.01, 10.02 and 10.07, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest on any Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (A) the unpaid amount of such Guaranteed Obligations, (B) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (C) all other monetary Guaranteed Obligations of the Company to the Holders and the Trustee.

Each Guarantor agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations hereby may be accelerated as provided in Article 6 for the purposes of such Guarantor’s Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section.

SECTION 10.02. Limitation on Liability. Each Guarantor, and by its acceptance of the Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that, any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Indenture, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SECTION 10.03. Successors and Assigns. This Article 10 shall be binding upon each Guarantor and its successors and assigns and shall enure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

SECTION 10.04. No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 10 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 10 at law, in equity, by statute or otherwise.

SECTION 10.05. Modification. No modification, amendment or waiver of any provision of this Article 10, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 10.06. Execution and Delivery of Note Guarantee. To evidence its Note Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit A hereto will be endorsed by an Officer of such Guarantor on Notes authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 hereof will remain in full force and effect notwithstanding any failure to endorse on such Note a notation of such Note Guarantee.

If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Notes on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

The delivery of any Global Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

SECTION 10.07. Release of Guarantor. A Guarantor will be released from its obligations under this Article 10 (other than any obligation that may have arisen under Section 10.08):

(1)       upon the full and final payment or otherwise discharge of all obligations of the Company or such Guarantor under the Notes, this Indenture and Note Guarantee;

(2)       upon any consolidation with or merger with or into, any Person by such Guarantor pursuant to Section 5.01(b);

(3)       upon the disposition of all or a portion of the Capital Stock of such Guarantor such that such Guarantor ceases to be a Subsidiary, so long as such sale or other disposition does not violate Section 4.06;

(4)       upon the designation of such Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Indenture;

(5)       if the obligation of such Guarantor to guarantee the Notes after the Issue Date arose pursuant to Section 4.13, upon the release of the guarantee that resulted in such Guarantor’s obligation to guarantee the Notes; or

(6)       upon the exercise by the Company of the legal defeasance option or covenant defeasance option pursuant to Article 8,

provided, however, that in the case of Section 10.07(2), if such other Person is not the Company or a Guarantor, such Person will not be required to assume all of the obligations of such Subsidiary in accordance with Section 5.01(b) if (i) such Person is not a Subsidiary of the Company and (ii) the Company provides an Officer’s Certificate to the Trustee to the effect that the Company will comply with Section 4.06.

At the request of the Company, and upon delivery to the Trustee of an Officer’s Certificate and an Opinion of Counsel that such release complies with this Indenture, the Trustee shall execute and deliver an instrument reasonably requested by the Company evidencing such release.

SECTION 10.08. Contribution. Each Guarantor that makes a payment under its Note Guarantee shall be entitled upon payment in full of all Guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Article 11
MISCELLANEOUS

SECTION 11.01. [Reserved].

SECTION 11.02. Notices. Any notice or communication shall be in writing and delivered in person or by first-class mail, facsimile or email transmission addressed as follows:

If to the Company or any Guarantor:

Landsea Homes Corporation

1717 McKinney Ave., Suite 1000

Dallas, Texas 75202

Email: cporter@landseahomes.com; krentzel@landseahomes.com

Attention: Chris Porter; Kelly Rentzel

with a copy to (which shall not constitute notice):

LATHAM & WATKINS LLP
1271 Avenue of the Americas

New York, NY 10020

Email: Andrew.Baker@lw.com

Attention: Andrew Baker

If to the Trustee:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
633 West Fifth Street, 24th Floor
Los Angeles, California 90071
Attn: B. Scarbrough (Landsea Homes Corporation 8.875% Senior Notes due 2029)

Such notices or communications shall be effective when actually received and shall be sufficiently given if so given within the time prescribed in this Indenture.

The Company, any Guarantor or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided in this Section 11.02, it is duly given, whether or not the addressee receives it.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or repurchase) to a Holder (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depository (or its designee) pursuant to the standing instructions from the Depository or its designee, including by electronic mail in accordance with accepted practices or procedures at the Depository.

SECTION 11.03. [Reserved].

SECTION 11.04. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture, the Company shall furnish to the Trustee:

(1)       an Officer’s Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2)       an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 11.05. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(1)       a statement that the individual making such certificate or opinion has read such covenant or condition;

(2)       a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)       a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4)       a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

SECTION 11.06. When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 11.07. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 11.08. Legal Holidays. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

SECTION 11.09. Governing Law. This Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 11.10. No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Company, or any Restricted Subsidiary shall have any liability for any obligations of the Company under the Notes or this Indenture or of any Guarantor under its Note Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes and the Note Guarantees.

SECTION 11.11. Successors. All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 11.12. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. The exchange of copies of this Indenture and of signature pages by facsimile or other electronic format (e.g., “.pdf” or “.tif”) transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic format (e.g., “.pdf” or “.tif”) shall be deemed to be their original signatures for all purposes.

Unless otherwise provided herein or in any of the Notes, the words “execute”, “execution”, “signed”, and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, any Notes, and Note Guarantees or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, including DocuSign or such other digital signature provider as specified in writing to the Trustee by an Officer of the Company, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other similar state laws based on the Uniform Electronic Transactions Act, provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee pursuant to procedures approved by the Trustee. The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

SECTION 11.13. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 11.14. USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The Company agrees that it will provide the Trustee with information about the Company as the Trustee may reasonably request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

LANDSEA HOMES CORPORATION, a
Delaware corporation

By:	/s/ Christopher Porter
Name:	Christopher Porter
Title:	Chief Financial Officer

[Signature Page to Indenture]

GUARANTORS:

LANDSEA HOMES US CORPORATION, a
Delaware corporation

By:	/s/ Christopher Porter
Name:	Christopher Porter
Title:	Chief Financial Officer

[Signature Page to Indenture]

GUARANTORS CONTINUED:

LANDSEA HOMES- WAB 2 LLC, a Delaware limited liability company

GARRETT WALKER HOMES, LLC, an Arizona limited liability company

AV1, LLC, an Arizona limited liability company

GWH NCC, LLC, an Arizona limited liability company

GWH MOUNTAIN VIEWS, LLC, an Arizona limited liability company

BETHANY RANCH, LLC, an Arizona limited liability company

GWH GRAND VILLAGE, LLC, an Arizona limited liability company

GWH NCC-71, LLC, an Arizona limited liability company

GWH PARK FOREST, LLC, an Arizona limited liability company

GWH WEST POINTE ESTATES, LLC, an Arizona limited liability company

GWH WEST POINTE VILLAGE, LLC, an Arizona limited liability company

GWH TRENTON PARK, LLC, an Arizona limited liability company

GWH SUNDANCE, LLC, an Arizona limited liability company

GWH NORTHERN FARMS, LLC, an Arizona limited liability company

GWH NCC 13 & 14, LLC, an Arizona limited liability company

ACOMA COURT, LLC, an Arizona limited liability company

Pinnacle West Homes M72 LLC, an Arizona limited liability company

GWH SUNSET FARMS, LLC, an Arizona limited liability company

GWH NCC 9 & 11, LLC, an Arizona limited liability company

GWH SUNRISE, LLC, an Arizona limited liability company

PINNACLE WEST HOMES CENTERRA LLC, an Arizona limited liability company

By:	/s/ Christopher Porter
Name:	Christopher Porter
Title:	Chief Financial Officer

[Signature Page to Indenture]

GUARANTORS CONTINUED:

PINNACLE WEST HOMES DESTINY LLC, an Arizona limited liability company

LS-VERRADO VICTORY DUPLEX LLC, a Delaware limited liability company

LS-EASTMARK V LLC, a Delaware limited liability company

LS-VEH COUNTRY CLUB LAKES LLC, a Delaware limited liability company

LS-VEH EAGLE CREST LLC, a Florida limited liability company

LS-VEH GEORGIANA RESERVE LLC, a Delaware limited liability company

LS-VEH ST. JOHN’S LLC, a Delaware limited liability company

LS-VEH HALIFAX ESTATE LLC, a Delaware limited liability company

LS-VEH HALIFAX BULOW LLC, a Delaware limited liability company

LS-VEH LAKE HELEN LLC, a Delaware limited liability company

LS-VEH REDTAIL LLC, a Delaware limited liability company

LS-VEH LLC, a Delaware limited liability company

LS-VEH 2 LLC, a Delaware limited liability company

LS-VEH TX LLC, a Delaware limited liability company

LS-VEH TX 2 LLC, a Delaware limited liability company

LS-VEH JUNCTION LLC, a Delaware limited liability company

LS-FL COURTYARDS AT WATERSTONE LLC, a Delaware limited liability company

LANDSEA HOMES- WAB LLC, a Delaware limited liability company

LS MANAGER VALE LLC, a Delaware limited liability company

LS-SUNNYVALE LLC, a California limited liability company

THE VALE PA-1 OWNER, LLC, a Delaware limited liability company

THE VALE PA-2 OWNER, LLC, a Delaware limited liability company

THE VALE PA-3 OWNER, LLC, a Delaware limited liability company

By:	/s/ Christopher Porter
Name:	Christopher Porter
Title:	Chief Financial Officer

[Signature Page to Indenture]

GUARANTORS CONTINUED:

LS-MILPITAS LLC, a Delaware limited liability company

LS-LIDO LLC, a Delaware limited liability company

LS-NEWARK LLC, a Delaware limited liability company

LS-CHANDLER LLC, a Delaware limited liability company

LS-CHATSWORTH LLC, a Delaware limited liability company

LS-ONTARIO II LLC, a Delaware limited liability company

LS-ONTARIO LLC, a Delaware limited liability company

PINNACLE WEST HOMES E92 LLC, an Arizona limited liability company

LS-EASTMARK LLC, a Delaware limited liability company

LS-TRACY LLC, a Delaware limited liability company

LS-GOODYEAR LLC, a Delaware limited liability company

LS-ANAHEIM LLC, a Delaware limited liability company

LS-925 WOLFE LLC, a Delaware limited liability company

LS-BENTRIDGE LLC, a Delaware limited liability company

LS-51 PEORIA LLC, a Delaware limited liability company

MERCEDES PREMIER HOMES, LLC, a Florida limited liability company

MERCEDES PREMIER HOMES JACKSONVILLE LLC, a Florida limited liability company

MERCEDES PREMIER HOMES MELBOURNE LLC, a Florida limited liability company

VINTAGE ESTATE HOMES LLC, a Florida limited liability company

VINTAGE ESTATE HOMES OF TEXAS LLC, a Florida limited liability company

MERCEDES PREMIER REALTY, LLC, a Florida limited liability company

COUNTRY CLUB LAKES DEVELOPERS, LLC, a Florida limited liability company

HERITAGE POINT COMMUNITY DEVELOPERS LLC, a Florida limited liability company

THOUSAND OAKS DEVELOPMENT, LLC, a Florida limited liability company

GEORGIANA COMMUNITY DEVELOPERS LLC, a Florida limited liability company

By:	/s/ Christopher Porter
Name:	Christopher Porter
Title:	Chief Financial Officer

[Signature Page to Indenture]

GUARANTORS CONTINUED:

THE JUNCTION COMMUNITY DEVELOPERS LLC, a Florida limited liability company

LANDSEA URBAN LLC, a Delaware limited liability company

LANDSEA CONSTRUCTION INC., a Delaware corporation

LANDSEA CONSTRUCTION LLC, a California limited liability company

LANDSEA CONSTRUCTION ARIZONA INC., a Delaware corporation

LANDSEA REAL ESTATE INC., a California corporation

LANDSEA REAL ESTATE, NEW JERSEY, L.L.C., a Delaware limited liability company

LANDSEA REAL ESTATE CALIFORNIA, INC., a California corporation

LANDSEA REAL ESTATE ARIZONA INC., a Delaware corporation

By:	/s/ Christopher Porter
Name:	Christopher Porter
Title:	Chief Financial Officer

[Signature Page to Indenture]

GUARANTORS CONTINUED:

LANDSEA HOMES OF CALIFORNIA LLC, a Delaware limited liability company

LS-SANTA CLARA LLC, a Delaware limited liability company

LS-DANVILLE LLC, a Delaware limited liability company

LS-WALNUT CREEK LLC, a California limited liability company

LS-SF JORDAN RANCH LLC, a California limited liability company

LS-NOVATO LLC, a Delaware limited liability company

LS-WILDER LLC, a Delaware limited liability company

LS-ALAMEDA MARINA LLC, a Delaware limited liability company

LS-SAN JUAN LLC, a Delaware limited liability company

LS-PLACENTIA LLC, a Delaware limited liability company

LS-FONTANA LLC, a Delaware limited liability company

LS-LA SIMI MEZZ LLC, a Delaware limited liability company

LS-LA SIMI LLC, a California limited liability company

LS-OC PORTOLA LLC, a California limited liability company

PORTOLA PA-1 MEZZ OWNER LLC, a Delaware limited liability company

PORTOLA PA-1 OWNER, LLC, a Delaware limited liability company

PORTOLA PA-3 MEZZ OWNER LLC, a Delaware limited liability company

PORTOLA PA-3 OWNER, LLC, a Delaware limited liability company

PORTOLA PA-4 MEZZ OWNER LLC, a Delaware limited liability company

PORTOLA PA-4 OWNER, LLC, a Delaware limited liability company

PORTOLA PA-5 MEZZ OWNER LLC, a Delaware limited liability company

PORTOLA PA-5 OWNER, LLC, a Delaware limited liability company

PORTOLA PA-5B MEZZ OWNER LLC, a Delaware limited liability company

PORTOLA PA-5B OWNER, LLC, a Delaware limited liability company

By:	/s/ Christopher Porter
Name:	Christopher Porter
Title:	Chief Financial Officer

[Signature Page to Indenture]

GUARANTORS CONTINUED:

LANDSEA HOMES OF TEXAS LLC, a Delaware limited liability company

LANDSEA HOMES OF FLORIDA LLC, a Delaware limited liability company

LANDSEA HOMES OF ARIZONA LLC, a Delaware limited liability company

LS-NORTH PHOENIX LLC, a Delaware limited liability company

LS-QUEEN CREEK LLC, a Delaware limited liability company

LS-QUEEN CREEK II LLC, a Delaware limited liability company

LS-VERRADO MARKETSIDE LLC, a Delaware limited liability company

LS-CITRUS PARK LLC, a Delaware limited liability company

GWH HOLDINGS, LLC, an Arizona limited liability company

LANDSEA DEVELOPMENT ARIZONA LLC, an Arizona limited liability company

JJAZ CONSTRUCTION, LLC, an Arizona limited liability company

GW SALES, LLC, an Arizona limited liability company

54 WINDSOR, LLC, an Arizona limited liability company

ALICE PARK, LLC, an Arizona limited liability company

SUMMERS PLACE AT BASELINE, LLC, an Arizona limited liability company

THE GROVE AT BASELINE, LLC, an Arizona limited liability company

THE RIDGE, LLC, an Arizona limited liability company

TOWNLEY PARK, LLC, an Arizona limited liability company

SFGW, LLC, an Arizona limited liability company

OLIVE PARK, LLC, an Arizona limited liability company

PARADISE 21, LLC, an Arizona limited liability company

SGCR, LLC, an Arizona limited liability company

SMGWH, LLC, an Arizona limited liability company

CDR11, LLC, an Arizona limited liability company

GRAND MANOR, LLC, an Arizona limited liability company

GWH CANTADA, LLC, an Arizona limited liability company

HEARN MANOR, LLC, an Arizona limited liability company

HNM, LLC, an Arizona limited liability company

By:	/s/ Christopher Porter
Name:	Christopher Porter
Title:	Chief Financial Officer

[Signature Page to Indenture]

GUARANTORS CONTINUED:

PINNACLE WEST HOMES HOLDING LLC, a Delaware limited liability company

A & J COMPANIES, LLC, an Arizona limited liability company

PINNACLE WEST HOMES AND DEVELOPMENT, LLC, an Arizona limited liability company

PINNACLE WEST HOMES ALAMAR LLC, an Arizona limited liability company

PINNACLE WEST HOMES ENCANTA LLC, an Arizona limited liability company

PINNACLE WEST HOMES HIGHLANDS LLC, an Arizona limited liability company

PINNACLE WEST HOMES E-69 LLC, an Arizona limited liability company

PINNACLE WEST HOMES E70 LLC, an Arizona limited liability company

PINNACLE WEST HOMES M71 LLC, an Arizona limited liability company

PINNACLE WEST HOMES E44, LLC, an Arizona limited liability company

PINNACLE WEST HOMES V117, LLC, an Arizona limited liability company

PINNACLE WEST HOMES E48 LLC, an Arizona limited liability company

By:	/s/ Christopher Porter
Name:	Christopher Porter
Title:	Chief Financial Officer

[Signature Page to Indenture]

GUARANTORS CONTINUED:

HANOVER FAMILY BUILDERS, LLC, a Florida limited liability company

HFB ARDMORE PHASE III, LLC, a Florida limited liability company

HFB CELERY AVENUE, LLC, a Florida limited liability company

HFB CYPRESS HAMMOCK, LLC, a Florida limited liability company

HFB CYPRESS OAKS, LLC, a Florida limited liability company

HFB ORCHID TERRACE, LLC, a Florida limited liability company

HFB PRESERVATION POINTE LLC, a Florida limited liability company

HFB RIDGEVIEW LLC, a Florida limited liability company

HFB SKY VENTURES, LLC, a Florida limited liability company

HFB FIRST PLACE, LLC, a Florida limited liability company

HFB SUNRISE, LLC, a Florida limited liability company

HFB GREENFIELD, LLC, a Florida limited liability company

HFB HORSE CREEK, LLC, a Florida limited liability company

By:	/s/ Christopher Porter
Name:	Christopher Porter
Title:	Chief Financial Officer

[Signature Page to Indenture]

GUARANTORS CONTINUED:

HFB TRINITY LAKES, LLC, a Florida limited liability company

HFB WILLIAMS PRESERVE, LLC, a Florida limited liability company

HFB LAKES, LLC, a Florida limited liability company

HFB WIREGRASS PARTNER, LLC, a Florida limited liability company

PSH PARTNERSHIP, LLC, a Florida limited liability company

WILLIAMS PRESERVE PHASE III, LLC, a Florida limited liability company

HFB BERESFORD WOODS, LLC, a Florida limited liability company

HFB KENTUCKY SQUARE, LLC, a Florida limited liability company

HFB HAMMOCK RESERVE, LLC, a Florida limited liability company

THOMPSON ROAD, LLC, a Florida limited liability company

HFB Marion Ridge, LLC, a Florida limited liability company

HFB Trinity Place, LLC, a Florida limited liability company

Hanover Sunrise Ridge, LLC, a Florida limited liability company

By:	/s/ Christopher Porter
Name:	Christopher Porter
Title:	Chief Financial Officer

[Signature Page to Indenture]

GUARANTORS CONTINUED:

LS-14 AVE MEMBER LLC, a Delaware limited liability company

LS-14 AVE JV LLC, a Delaware limited liability company

LS-14 AVE MEZZ LLC, a Delaware limited liability company

LS-14 AVE LLC, a Delaware limited liability company

LS-Anthem LLC, a Delaware limited liability company

VE Homes, LLC, a Florida limited liability company

LS-LCF CA, LLC, a Delaware limited liability company

LANDSEA TITLE LLC, a Delaware limited liability company

HFB STOREY CREEK, LLC, a Delaware limited liability company

LS-SAN TAN GATEWAY LLC, a Delaware limited liability company

LANDSEA HOMEs of colorado LLC, a Delaware limited liability company

LANDSEA Insurance AGENCY LLC,

a Delaware limited liability company

By:	/s/ Christopher Porter
Name:	Christopher Porter
Title:	Chief Financial Officer

[Signature Page to Indenture]

U.S. BANK TRUST COMPANY,
NATIONAL ASSOCIATION, as
Trustee

By:	/s/ Bradley E. Scarbrough
Name:	Bradley E. Scarbrough
Title:	Vice President

[Signature Page to Indenture]

RULE 144A/REGULATION S APPENDIX

PROVISIONS RELATING TO THE NOTES

1.       Definitions

1.1       Definitions

For the purposes of this Appendix the following terms shall have the meanings indicated below:

“Applicable Procedures” means, with respect to any transfer or transaction involving a Temporary Regulation S Global Note or beneficial interest therein, the rules and procedures of the Depository for such a Temporary Regulation S Global Note, to the extent applicable to such transaction and as in effect from time to time.

“Definitive Note” means a certificated Initial Note bearing, if required, the appropriate restricted securities legend set forth in Section 2.3(e).

“Depository” means The Depository Trust Company, its nominees and their respective successors.

“Distribution Compliance Period”, with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (i) the day on which such Notes are first offered to Persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S and (ii) the issue date with respect to such Notes.

“Initial Notes” means $300,000,000 aggregate principal amount of 8.875% Senior Notes Due 2029 issued on the Issue Date.

“Initial Purchasers” means (1) with respect to the Initial Notes, BofA Securities, Inc., U.S. Bancorp Investments, Inc., East West Markets, LLC, B. Riley Securities, Inc., BTIG, LLC, TCBI Securities, Inc. and Wedbush Securities Inc. and (2) with respect to each issuance of Additional Notes, the Persons purchasing such Additional Notes under the related Purchase Agreement.

“Notes” means (1) the Initial Notes and (2) Additional Notes, if any, issued in a transaction exempt from the registration requirements of the Securities Act, treated as a single class.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depository), or any successor Person thereto and shall initially be the Trustee.

“Purchase Agreement” means (1) with respect to the Initial Notes, the Purchase Agreement dated March 19, 2024, among the Company, the guarantors from time to time party thereto and BofA Securities, Inc., as representative of the Initial Purchasers, and (2) with respect to each issuance of Additional Notes, the purchase agreement or underwriting agreement among the Company and the Persons purchasing such Additional Notes.

1

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Rule 144A Notes” means all Notes offered and sold to QIBs in reliance on Rule 144A.

“Securities Act” means the Securities Act of 1933.

“Transfer Restricted Notes” means Notes that bear or are required to bear the legend relating to restrictions on transfer relating to the Securities Act set forth in Section 2.3(e) hereto.

1.2       Other Definitions

Term	Defined in Section:
“Agent Members”	2.1(b)
“Global Notes”	2.1(a)
“Permanent Regulation S Global Note”	2.1(a)
“Regulation S”	2.1(a)
“Regulation S Global Note”	2.1(a)
“Rule 144A”	2.1(a)
“Rule 144A Global Note”	2.1(a)
“Temporary Regulation S Global Note”	2.1(a)

2.       The Notes.

2.1       (a) Form and Dating. The Initial Notes will be offered and sold by the Company pursuant to a Purchase Agreement. The Initial Notes will be resold initially only to (i) QIBs in reliance on Rule 144A under the Securities Act (“Rule 144A”) and (ii) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S under the Securities Act (“Regulation S”). The Initial Notes may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S, subject to the restrictions on transfer set forth herein. The Initial Notes initially resold pursuant to Rule 144A shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form (collectively, the “Rule 144A Global Note”) and Notes initially resold pursuant to Regulation S shall be issued initially in the form of one or more temporary global securities in fully registered form (collectively, the “Temporary Regulation S Global Note”), in each case without interest coupons and with the global securities legend and the applicable restricted securities legend set forth in Exhibit 1 hereto, which shall be deposited on behalf of the purchasers of the Initial Notes represented thereby with the Notes Custodian and registered in the name of the Depository or a nominee of the Depository, duly executed by the Company and authenticated by the Trustee as provided in this Indenture. Except as set forth in this Section 2.1(a), beneficial ownership interests in the Temporary Regulation S Global Note will not be exchangeable for interests in the Rule 144A Global Note, a permanent global security (the “Permanent Regulation S Global Note”, and together with the Temporary Regulation S Global Note, the “Regulation S Global Note”) or any other Note prior to the expiration of the Distribution Compliance Period and then, after the expiration of the Distribution Compliance Period, may be exchanged for interests in a Rule 144A Global Note or the Permanent Regulation S Global Note only upon certification in form reasonably satisfactory to the Trustee that beneficial ownership interests in such Temporary Regulation S Global Note are owned either by non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act.

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Beneficial interests in Temporary Regulation S Global Notes may be exchanged for interests in Rule 144A Global Notes if (1) such exchange occurs in connection with a transfer of Notes in compliance with Rule 144A and (2) the transferor of the beneficial interest in the Temporary Regulation S Global Note first delivers to the Trustee a written certificate (in a form satisfactory to the Trustee) to the effect that the beneficial interest in the Temporary Regulation S Global Note is being transferred to a Person (a) who the transferor reasonably believes to be a QIB, (b) purchasing for its own account or the account of a QIB in a transaction meeting the requirements of Rule 144A, and (c) in accordance with all applicable securities laws of the States of the United States and other jurisdictions.

Beneficial interests in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in this Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if applicable).

The Rule 144A Global Note, the Temporary Regulation S Global Note and the Permanent Regulation S Global Note are collectively referred to herein as “Global Notes”. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee as hereinafter provided.

(b)       Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the Depository.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1(b), authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the Depository for such Global Note or Global Notes or the nominee of such Depository and (b) shall be delivered by the Trustee to such Depository or pursuant to such Depository’s instructions or held by the Trustee as custodian for the Depository.

Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository or by the Trustee as the custodian of the Depository or under such Global Note, and the Company, the Trustee and any agent of the Company or the Trustee shall be entitled to treat the Depository as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices of such Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

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(c)       Definitive Notes. Except as provided in this Section 2.1 or Section 2.3 or 2.4, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.

2.2       Authentication. The Company shall issue and the Trustee shall authenticate and deliver: (1) on the Issue Date, an aggregate principal amount of $300,000,000 8.875% Senior Notes Due 2029 and (2) any Additional Notes for an original issue in an aggregate principal amount specified in the written order of the Company pursuant to Section 2.02 of this Indenture, in each case upon a written order of the Company signed by an Officer. Such order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and, in the case of any issuance of Additional Notes pursuant to Section 2.13 of this Indenture, shall certify that such issuance is in compliance with Section 4.03 of this Indenture.

2.3       Transfer and Exchange.

(a)       Transfer and Exchange of Definitive Notes. When Definitive Notes are presented to the Registrar with a request:

(x)       to register the transfer of such Definitive Notes; or

(y)       to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(i) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(ii) if such Definitive Notes are required to bear a restricted securities legend, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act, pursuant to Section 2.3(b) or pursuant to clause (A), (B) or (C) below, and are accompanied by the following additional information and documents, as applicable:

(A)       if such Definitive Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect; or

(B)       if such Definitive Notes are being transferred to the Company, a certification to that effect; or

4

(C)       if such Definitive Notes are being transferred (x) pursuant to an exemption from registration in accordance with Rule 144A, Regulation S or Rule 144 under the Securities Act; or (y) in reliance upon another exemption from the requirements of the Securities Act: (i) a certification to that effect (in the form set forth on the reverse of the Note or in the Transferee Letter of Representation) and (ii) if the Company so requests, an Opinion of Counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 2.3(e)(i).

(b)       Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Rule 144A Global Note or a Permanent Regulation S Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by appropriate instruments of transfer, in form satisfactory to the Trustee, together with:

(i)       certification, in the form set forth on the reverse of the Note, that such Definitive Note is either (A) being transferred to a QIB in accordance with Rule 144A or (B) being transferred after expiration of the Distribution Compliance Period by a Person who initially purchased such Note in reliance on Regulation S to a buyer who elects to hold its interest in such Note in the form of a beneficial interest in the Permanent Regulation S Global Note; and

(ii)       written instructions directing the Trustee to make, or to direct the Notes Custodian to make, an adjustment on its books and records with respect to such Rule 144A Global Note (in the case of a transfer pursuant to clause (b)(i)(A)) or Permanent Regulation S Global Note (in the case of a transfer pursuant to clause (b)(i)(B)) to reflect an increase in the aggregate principal amount of the Notes represented by the Rule 144A Global Note or Permanent Regulation S Global Note, as applicable, such instructions to contain information regarding the Depository account to be credited with such increase, then the Trustee shall cancel such Definitive Note and cause, or direct the Notes Custodian to cause, in accordance with the standing instructions and procedures existing between the Depository and the Notes Custodian, the aggregate principal amount of Notes represented by the Rule 144A Global Note or Permanent Regulation S Global Note, as applicable, to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Rule 144A Global Note or Permanent Regulation S Global Note, as applicable, equal to the principal amount of the Definitive Note so canceled. If no Rule 144A Global Notes or Permanent Regulation S Global Notes, as applicable, are then outstanding, the Company shall issue and the Trustee shall authenticate, upon written order of the Company in the form of an Officer’s Certificate of the Company, a new Rule 144A Global Note or Permanent Regulation S Global Note, as applicable, in the appropriate principal amount.

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(c)       Transfer and Exchange of Global Notes.

(i)       The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depository, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depository therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with a beneficial interest in the Global Note. The Registrar shall, in accordance with such instructions instruct the Depository to credit to the account of the Person specified in such instructions a beneficial interest in the Global Note and to debit the account of the Person making the transfer the beneficial interest in the Global Note being transferred.

(ii)       If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii)       Notwithstanding any other provisions of this Appendix (other than the provisions set forth in Section 2.4), a Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

(iv)       In the event that Global Notes are exchanged for Definitive Notes pursuant to Section 2.4 of this Appendix, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse of the Notes or in the Transferee Letter of Representation intended to ensure that such transfers comply with Rule 144A, Regulation S or another applicable exemption under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Company.

(d)       Restrictions on Transfer of Temporary Regulation S Global Notes. During the Distribution Compliance Period, beneficial ownership interests in Temporary Regulation S Global Notes may only be sold, pledged or transferred in accordance with the Applicable Procedures and only (i) to the Company, (ii) in an offshore transaction in accordance with Regulation S (other than a transaction resulting in an exchange for an interest in a Permanent Regulation S Global Note), or (iii) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any State of the United States.

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(e)       Legend.

(i)       Except as permitted by the following paragraph (ii), each Note certificate evidencing the Global Notes (and all Notes issued in exchange therefor or in substitution thereof), shall bear a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WERE THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM $250,000 PRINCIPAL AMOUNT OF SECURITIES OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT,

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SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (C), (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

Each Definitive Note shall also bear the following additional legend:

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

(ii)       Upon any sale or transfer of a Transfer Restricted Note (including any Transfer Restricted Note represented by a Global Note) pursuant to Rule 144 under the Securities Act, the Registrar shall permit the transferee thereof to exchange such Transfer Restricted Note for a certificated Note that does not bear the legend set forth above and rescind any restriction on the transfer of such Transfer Restricted Note, if the transferor thereof certifies in writing to the Registrar that such sale or transfer was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Note).

(f)       Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, redeemed, purchased or canceled, such Global Note shall be returned to the Depository for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for certificated Notes, redeemed, purchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

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(g)       No Obligation of the Trustee.

(i)       The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.

(ii)       The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

2.4       Definitive Notes.

(a)       A Global Note deposited with the Depository or with the Trustee as Notes Custodian for the Depository pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 hereof and (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for such Global Note and the Depository fails to appoint a successor depository or if at any time such Depository ceases to be a “clearing agency” registered under the Exchange Act, in either case, and a successor depository is not appointed by the Company within 90 days of such notice, (ii) an Event of Default has occurred and is continuing or (iii) the Company, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes under this Indenture.

(b)       Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depository to the Trustee located at its corporate trust office in the contiguous United States, to be so transferred, in whole or from time to time in part,

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without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in minimum denominations of $2,000 principal amount and any greater integral multiple of $1,000 thereof and registered in such names as the Depository shall direct. Any Definitive Note delivered in exchange for an interest in the Transfer Restricted Note shall, except as otherwise provided by Section 2.3(e) hereof, bear the applicable restricted securities legend and definitive securities legend set forth in Exhibit 1 hereto.

(c)       Subject to the provisions of Section 2.4(b) hereof, the registered Holder of a Global Note shall be entitled to grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d)       In the event of the occurrence of one of the events specified in Section 2.4(a) hereof, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Notes in definitive, fully registered form without interest coupons. In the event that such Definitive Notes are not issued, the Company expressly acknowledges, with respect to the right of any Holder to pursue a remedy pursuant to Section 6.06 of this Indenture, the right of any beneficial owner of Notes to pursue such remedy with respect to the portion of the Global Note that represents such beneficial owner’s Notes as if such Definitive Notes had been issued.

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EXHIBIT 1
to
RULE 144A/REGULATION S APPENDIX

[FORM OF FACE OF SECURITY]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Restricted Securities Legend]

ThIS Security has not been registered under the securities act of 1933, as amended (the “Securities act”), or the Securities laws of any state or other jurisdiction. neither this security nor any interest or participation herein may be reoffered, sold, assigned, transferred, pledged, encumbered or otherwise disposed of in the absence of such registration or unless such transaction is EXEMPT from, or not subject to, SUCH registration. the holder of this security, by its acceptance hereof, agrees on its own behalf and on behalf of any investor account for which it has purchased securities, to offer, sell or otherwise transfer such security, prior to the date (the “Resale Restriction termination Date”) that is [in the case of rule 144a notes: one year after the later of the original issue date hereof,the original issue date of the issuance of any additional notes and the last date on which the company or any affiliate of the company were the owner of this security (or any predecessor of such security),] [in the case of regulation S notes: 40 days after the later of the original issue date hereof, the original issue date of the issuance of any additional notes and the date on

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which this security (or any predecessor of such security) was first offered to persons other than distributors (as defined in Rule 902 of Regulation S) in reliance on regulation S], only (A) to the Company or any SUBSIDIARY thereof, (b) pursuant to a Registration Statement that has been declared effective under the securities act, (c) for so long as THE securities are eligible for resale pursuant to rule 144A under the securities act (“Rule 144a”), to a person it reasonably believes is a “Qualified Institutional Buyer” as defined in Rule 144A that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on rule 144a, (d) pursuant to offers and sales to non-u.S. persons that occur outside the united states within the meaning of regulation S under the securities Act, (e) to an institutional “Accredited investor” WITHIN The meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is not a qualified institutional Buyer and that is purchasing for its own account or for the account of another institutional accredited investor, in each case in a minimum $250,000 principal amount of securities or (f) pursuant to another available exemption from the registration requirements of the securities act, subject to the company’s and the trustee’s right prior to any such offer, sale or transfer pursuant to clauses (c), (d), (e) or (f) to require the delivery of an opinion of counsel, certification and/or other information satisfactory to each of them. This legend will be removed upon the request of the HOLDER after the resale restriction termination date. [in the case of regulation S notes: By its acquisition hereof, the holder hereof represents that it is not a u.s. person nor is it purchasing for the account of a u.s. person and is acquiring this security in an offshore transaction in accordance with regulation s under the securities act.]

[Temporary Regulation S Global Note Legend]

EXCEPT AS SET FORTH BELOW, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL SECURITY WILL NOT BE EXCHANGEABLE FOR INTERESTS IN THE PERMANENT REGULATION S GLOBAL SECURITY OR ANY OTHER SECURITY REPRESENTING AN INTEREST IN THE SECURITIES REPRESENTED HEREBY WHICH DO NOT CONTAIN A LEGEND CONTAINING RESTRICTIONS ON TRANSFER, UNTIL THE EXPIRATION OF THE “40-DAY DISTRIBUTION COMPLIANCE PERIOD” (WITHIN THE MEANING OF RULE 903(b)(2) OF REGULATION S UNDER THE SECURITIES ACT) AND THEN ONLY UPON CERTIFICATION IN FORM REASONABLY SATISFACTORY TO THE TRUSTEE THAT SUCH BENEFICIAL INTERESTS ARE OWNED EITHER BY NON-U.S. PERSONS OR U.S. PERSONS WHO PURCHASED SUCH INTERESTS IN A TRANSACTION THAT DID NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT. DURING SUCH 40-DAY DISTRIBUTION COMPLIANCE PERIOD, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL SECURITY MAY ONLY BE SOLD,

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PLEDGED OR TRANSFERRED (I) TO THE COMPANY, (II) OUTSIDE THE UNITED STATES IN A TRANSACTION IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. HOLDERS OF INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL SECURITY WILL NOTIFY ANY PURCHASER OF THIS SECURITY OF THE RESALE RESTRICTIONS REFERRED TO ABOVE, IF THEN APPLICABLE.

AFTER THE EXPIRATION OF THE DISTRIBUTION COMPLIANCE PERIOD BENEFICIAL INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL SECURITY MAY BE EXCHANGED FOR INTERESTS IN A RULE 144A GLOBAL SECURITY ONLY IF (1) SUCH EXCHANGE OCCURS IN CONNECTION WITH A TRANSFER OF THE SECURITIES IN COMPLIANCE WITH RULE 144A AND (2) THE TRANSFEROR OF THE TEMPORARY REGULATION S GLOBAL SECURITY FIRST DELIVERS TO THE TRUSTEE A WRITTEN CERTIFICATE (IN THE FORM ATTACHED TO THIS CERTIFICATE) TO THE EFFECT THAT THE TEMPORARY REGULATION S GLOBAL SECURITY IS BEING TRANSFERRED (A) TO A PERSON WHO THE TRANSFEROR REASONABLY BELIEVES TO BE A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A, (B) TO A PERSON WHO IS PURCHASING FOR ITS OWN ACCOUNT OR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, AND (C) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.

BENEFICIAL INTERESTS IN A RULE 144A GLOBAL SECURITY MAY BE TRANSFERRED TO A PERSON WHO TAKES DELIVERY IN THE FORM OF AN INTEREST IN THE TEMPORARY REGULATION S GLOBAL SECURITY, WHETHER BEFORE OR AFTER THE EXPIRATION OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD, ONLY IF THE TRANSFEROR FIRST DELIVERS TO THE TRUSTEE A WRITTEN CERTIFICATE (IN THE FORM ATTACHED TO THIS CERTIFICATE) TO THE EFFECT THAT SUCH TRANSFER IS BEING MADE IN ACCORDANCE WITH RULE 903 OR 904 OF REGULATION S OR RULE 144 (IF AVAILABLE).

[Definitive Notes Legend]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

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CUSIP/ISIN 144A: [51509PAA1 / US51509PAA12] Reg S: [U5130TAA3 / USU5130TAA35]

No._____	$_____

8.875% Senior Notes Due 2029

Landsea Homes Corporation, a Delaware corporation, promises to pay to Cede & Co., or registered assigns, the principal sum of $ Dollars on April 1, 2029.

Interest Payment Dates: April 1 and October 1.

Record Dates: March 15 and September 15.

Additional provisions of this Note are set forth on the other side of this Note.

Dated:

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LANDSEA HOMES CORPORATION, a
Delaware corporation

By:
Name:	Christopher Porter
Title:	Chief Financial Officer

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TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

U.S. Bank trust company, National
association
as Trustee, certifies that this is one of the Notes referred to in the Indenture.
By

Authorized Signatory

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[FORM OF REVERSE SIDE OF SECURITY]

8.875% Senior Note Due 2029

1.	Interest

Landsea Homes Corporation, a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company will pay interest semiannually on April 1 and October 1 of each year, commencing October 1, 2024. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Company will pay interest on overdue principal at the rate borne by this Note plus 1.0% per annum, and it will pay interest on overdue installments of interest at such higher rate to the extent lawful.

2.	Method of Payment

The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on the March 15 or September 15 next preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. If a Holder has given wire transfer instructions to the Company at least ten Business Days prior to the applicable payment date, the Company will make all payments on the Holder’s Notes in accordance with those instructions. Otherwise, payments on the Notes will be made at the office or agency of the Paying Agent and Registrar unless the Company elects to make interest payments by check mailed to the Holder entitled thereto at the address indicated on the register maintained by the Registrar for the Notes.

3.	Paying Agent and Registrar

Initially, U.S. Bank Trust Company, National Association (the “Trustee”) will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without prior notice to the Holders, except for certain limitations described in the Indenture. The Company or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4.	Indenture

The Company issued the Notes under an Indenture dated as of April 1, 2024 (as it may be amended or supplemented from time to time, the “Indenture”), among the Company, the Guarantors from time to time party thereto and the Trustee. The terms of the Notes include those stated in the Indenture. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms and Holders are referred to the Indenture for a statement of those terms.

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The Notes are general unsecured obligations of the Company. The Company shall be entitled, subject to its compliance with Section 4.03 of the Indenture, to issue Additional Notes pursuant to Section 2.13 of the Indenture. The Initial Notes and any Additional Notes will be treated as a single class for all purposes under the Indenture. The Indenture contains covenants that limit the ability of the Company and its subsidiaries to incur additional indebtedness or issue certain equity interests; pay dividends or distributions on, or redeem or repurchase capital stock; make certain investments; engage in transactions with affiliates; incur liens; transfer or sell assets; guarantee indebtedness; restrict dividends or other payments of subsidiaries; consolidate, merge or transfer all or substantially all of its assets and the assets of its subsidiaries; and create unrestricted subsidiaries. These covenants are subject to important exceptions and qualifications.

5.	Optional Redemption

Except as set forth below, the Company shall not be entitled to redeem the Notes.

On and after April 1, 2026, the Company shall be entitled at its option to redeem all or a portion of the Notes upon not less than 10 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount ), plus accrued and unpaid interest to, but excluding, the redemption date, if redeemed on or after the dates set forth below:

Period	Redemption Price
April 1, 2026	104.438%
April 1, 2027	102.219%
April 1, 2028 and thereafter	100.000%

In addition, at any time prior to April 1, 2026, the Company shall be entitled at its option on one or more occasions to redeem Notes (which includes for all purposes of this paragraph Additional Notes, if any) in an aggregate principal amount not to exceed 40% of the aggregate principal amount of the Notes issued prior to such date at a redemption price (expressed as a percentage of principal amount) of 108.875%, plus accrued and unpaid interest to, but excluding, the redemption date, with an amount equal to the net cash proceeds from one or more Equity Offerings; provided, however, that (1) at least 50% of such aggregate principal amount of Notes remains outstanding immediately after the occurrence of each such redemption unless all remaining Notes are to be redeemed concurrently; and (2) notice of such redemption has been given within 180 days after the date of the related Equity Offering.

Prior to April 1, 2026, the Company shall be entitled at its option to redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest to, but excluding, the redemption date.

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In connection with any Change of Control Offer or Asset Sale Offer, if Holders of not less than 90% in aggregate principal amount of outstanding Notes validly tender and do not validly withdraw such Notes in such offer and the Company, or any third party making such offer in lieu of the Company, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, all of the Holders will be deemed to have accepted such offer and the Company or such third party will have the right within 60 days thereafter, upon not less than 10 nor more than 60 days’ prior notice to redeem all the Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder in such offer plus, to the extent not included in the offer payment, accrued and unpaid interest thereon, to, but excluding, the date of such redemption.

6.	Notice of Redemption

Notice of redemption given at least 10 days but not more than 60 days before a date of redemption to each Holder of Notes to be redeemed at its registered address, with a copy to the Trustee, except that redemption notices may be sent more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture. Any inadvertent defect in the notice of redemption, including an inadvertent failure to give notice, to any Holder selected for redemption shall not impair or affect the validity of the redemption of any other Notes redeemed in accordance with the provisions of the Indenture. Notes in denominations larger than $2,000 principal amount may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of and accrued interest on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Notes (or such portions thereof) called for redemption. Where the date of any redemption takes place in between a record date and the succeeding interest payment date, Holders of record on the relevant record date will be entitled to receive interest due to, but excluding, such redemption date, on the redemption date.

7.	Put Provisions

Upon a Change of Control, each Holder of Notes shall have the right to require the Company to repurchase all or any part of the Notes of such Holder at a repurchase price equal to 101% of the principal amount of the Notes to be repurchased plus accrued interest and unpaid interest to, but excluding, the date of repurchase as provided in, and subject to the terms of, the Indenture.

The Indenture provides that, under certain circumstances, the Company shall use the Excess Proceeds from Asset Sales to make an offer to all Holders to purchase Notes at an offer price in cash in an amount not less than 100% of the principal amount thereof, plus accrued and unpaid interest.

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8.	Guarantees

The payment by the Company of the principal of, and premium and interest on, the Notes is fully and unconditionally guaranteed on a joint and several senior basis by each of the Guarantors to the extent set forth in the Indenture.

9.	Denominations; Transfer; Exchange

The Notes are in registered form without coupons in minimum denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of the Company, the Registrar is not required (1) to register the transfer of or exchange any Note selected for redemption, (2) to register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or (3) to register the transfer or exchange of a Note between a record date and the next succeeding interest payment date.

10.	Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

11.	Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

12.	Discharge and Defeasance

Subject to certain conditions, the Company at any time shall be entitled to terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

13.	Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (a) the Indenture and the Notes may be amended with the written consent of the Holders of at least a majority in principal amount outstanding of the Notes and (b) any default or noncompliance with any provision may be waived with the written consent of the Holders of a majority in principal amount outstanding of the Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company, the Guarantors and the Trustee shall be entitled to amend the Indenture, the Note Guarantees or the Notes to cure any ambiguity, defect or inconsistency, or to provide for uncertificated Notes in addition to or in place of certificated Notes, or to provide for the assumption of the Company’s or any Guarantor’s obligations to the Holders in the case of a

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merger or acquisition, or to release any Guarantor from any of its obligations under its Note Guarantee or the Indenture (to the extent permitted by the Indenture), or to make any change that would provide any additional rights or benefits (including the addition of collateral) to the Holders or that does not adversely affect in any material respect the legal rights under the Indenture of any such holder, or to comply with SEC rules and regulations or changes to applicable law, or to conform the text of the Indenture, the Note Guarantees or the Notes to any provision of the “Description of the Notes” section of the Final Offering Memorandum, or to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the Issue Date, or to allow any Guarantor to execute a supplemental indenture or a Note Guarantee with respect to the Notes, or to comply with the rules of any applicable securities depository.

14.	Defaults and Remedies

The Events of Default relating to the Notes and related remedies and other provisions are included in Section 6.01 of the Indenture.

15.	Trustee Dealings with the Company

The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

16.	No Recourse Against Others

No director, officer, employee, incorporator or stockholder of the Company, or any Restricted Subsidiary shall have any liability for any obligations of the Company under the Notes or the Indenture or of any Guarantor under its Note Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes and the Note Guarantees.

17.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

18.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

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19.	CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

20.	Governing Law

THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Company will furnish to any Holder upon written request and without charge to the Note holder a copy of the Indenture which has in it the text of this Note in larger type. Requests may be made to:

LANDSEA HOMES CORPORATION

1717 McKinney Ave., Suite 1000

Dallas, Texas 75202

Attention: Chief Financial Officer

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:_______________	Your Signature:____________________________________________________

Sign exactly as your name appears on the other side of this Note.

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the period referred to in Rule 144(k) under the Securities Act after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Company or any Affiliate of the Company, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐	to the Company; or

(2)	☐	pursuant to an effective registration statement under the Securities Act of 1933; or

(3)	☐	inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(4)	☐	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933; or

(5)	☐	pursuant to the exemption from registration provided by Rule 144 under the Securities Act of 1933.

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Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (5) is checked, the Trustee shall be entitled to require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, such as the exemption provided by Rule 144 under such Act.

Signature

Signature Guarantee:

Signature must be guaranteed	Signature

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

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TO BE COMPLETED BY PURCHASER IF (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:________________________
Notice: To be executed by an executive officer

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[TO BE ATTACHED TO GLOBAL SECURITIES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal amount of this Global Note	Amount of increase in Principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Notes Custodian

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.06 or 4.10 of the Indenture, check the box: ☐

☐ If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.06 or 4.10 of the Indenture, state the amount in principal amount: $

Dated:	Your Signature:
(Sign exactly as your name appears on the other side of this Note.)

Signature Guarantee: _______________________________________________________________________
(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Notes Exchange Act of 1934, as amended.

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EXHIBIT 2 to Rule 144A/REGULATION S APPENDIX

Form of
Transferee Letter of Representation

Landsea Homes Corporation

In care of
U.S. Bank Trust Company, National Association
[          ]
[          ]

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[ ] principal amount of the 8.875% Senior Notes Due 2029 (the “Notes”) of Landsea Homes Corporation (with its successors and assigns, the “Company”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name: _________________________

Address: _______________________

Taxpayer ID Number: ______________

The undersigned represents and warrants to you that:

1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

2. We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is two years after the later of the date of original issue and the last date on which the Company or any affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (i) to the Company, (ii) in the United States to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (iii) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is an institutional accredited investor purchasing for its own account or for the account of an institutional accredited investor, in each case in a minimum principal amount of the Notes of $250,000, (iv) outside the United States in a transaction complying with the provisions of Rule 904 under the Securities Act, (v) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if available) or (vi) pursuant to an effective registration statement under the Securities Act, in each of cases (i) through (vi) subject to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (iii) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Company and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Company and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause (iii), (iv) or (v) above to require the delivery of an opinion of counsel, certifications or other information satisfactory to the Company and the Trustee.

TRANSFEREE:

by:

EXHIBIT A

FORM OF NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of April 1, 2024 (the “Indenture”), among Landsea Homes Corporation, a Delaware corporation (together with its successors and assigns, the “Company”), the Guarantors from time to time party thereto and U.S. Bank Trust Company, National Association, as Trustee, (a) the due and punctual payment of the principal of, premium on, if any, and interest, if any, on, the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of, premium on, if any, and interest, if any, on, the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders and to the Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[GUARANTOR]

By:
Name:
Title:

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of [ ], by [NEW GUARANTOR] (the “New Guarantor”), a direct or indirect subsidiary of LANDSEA HOMES CORPORATION, a Delaware corporation (the “Company”).

W I T N E S E T H:

WHEREAS Landsea Homes Corporation. and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) have heretofore executed an indenture, dated as of April 1, 2024 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Company’s 8.875% Senior Notes due 2029 (the “Notes”);

WHEREAS Section 4.13 of the Indenture provides that under certain circumstances the Company is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall guarantee the Obligations under the Notes; and

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor covenants and agrees for the equal and ratable benefit of the holders of Notes as follows:

1.       Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other similar words used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2.       Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing Guarantors (if any), to guarantee the Obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3.       Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4.       Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or other electronic format (e.g., “.pdf” or “.tif”) transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic format (e.g., “.pdf” or “.tif”) shall be deemed to be their original signatures for all purposes.

5.       Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[NEW GUARANTOR]

By:
Name:
Title: